Certain confidential information contained in this document, marked by “[***]”, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed
EXECUTION VERSION

CREDIT AGREEMENT
among
LOANDEPOT FA AGENCY MSR, LLC
as Borrower,
LOANDEPOT.COM, LLC
as Guarantor,
GOLDMAN SACHS BANK USA,
as Administrative Agent for the financial institutions
that may from time to time become parties hereto as Lenders,
and
LENDERS
from time to time party hereto

dated as of December 15, 2023

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SCHEDULES
Schedule I        Valuation Agents
Schedule 10.3        Notice Addresses

EXHIBITS
EXHIBIT A    --    Form Assignment and Assumption
EXHIBIT B    --    Form of Subservicer Instruction Letter

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of December 15, 2023, by and among loanDepot FA Agency MSR, LLC, a Delaware limited liability company, as borrower (the “Borrower”), loanDepot.com, LLC, a Delaware limited liability company, as guarantor (the “Guarantor”), the financial institutions that may from time to time become parties hereto (each such financial institution, a “Lender” and collectively, the “Lenders”), and Goldman Sachs Bank USA (“GS Bank”), as administrative agent (the “Administrative Agent”).
RECITALS
WHEREAS, the Guarantor currently holds and in the future will hold, certain MSRs (as defined herein) for Fannie Mae;
WHEREAS, the MSRs consist of the right to receive, among other things, servicing fees related thereto;
WHEREAS, in order to obtain greater liquidity, the Guarantor desires to create a Participation Interest in the excess servicing fees pursuant to which the holder of a participation interest will be entitled to receive collections with respect to such excess servicing fees;
WHEREAS, the participation interest will be evidenced by a Participation Certificate (as defined herein);
WHEREAS, the Guarantor as the company and as the initial participant have entered into a Participation Agreement (as defined herein) to memorialize the terms and conditions under which the participation interest is created; and
WHEREAS, pursuant to the Contribution Agreement (as defined herein), the Guarantor, as the initial participant, will sell and contribute the Participation Certificate to the Borrower;
WHEREAS, the Borrower and the Guarantor have requested that the Lenders provide financing for the Fannie Mae MSRs (as defined herein) held by the Guarantor, secured by, among other things, the Borrower’s participation interest evidenced by the Participation Certificate; and
WHEREAS, the Lenders are willing to provide financing upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

CERTAIN DEFINITIONS
Section 1.1Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth below:
“1940 Act” shall mean the Investment Company Act of 1940, as amended.
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“Accepted Servicing Practices” shall mean (a) with respect to any Mortgage Loan, the customary and usual standards of mortgage servicing practices of prudent mortgage lending institutions servicing mortgage loans for itself or for other third-party portfolios of mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located; and (b) with respect to all Fannie Mae MSRs, those practices required by Fannie Mae; provided, that in all cases the accepted servicing practices must (i) comply with the terms of Applicable Laws and the related loan documents and (ii) meet a standard of care not less than customary, reasonable and usual standards of practice for institutions that service loans that are similar to the Mortgage Loans.
“Account Bank” shall mean [***], or any replacement financial institution reasonably acceptable to the Administrative Agent.
“Account Control Agreement” shall mean a Blocked Account Control Agreement, by and among the Guarantor, the Account Bank and the Administrative Agent, pursuant to which the Administrative Agent shall be granted “control” (as defined in Section 9-104 of the UCC), in form and substance reasonably acceptable to the Administrative Agent.
“Additional Principal Amortization Amount” shall mean for each Monthly Payment Date occurring on or after Availability Period End Date, an amount equal to the quotient of (a) the Advances outstanding on the Availability Period End Date divided by (b) 6.
“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.
“Administrative Agent Fee Letter” shall mean that certain side letter, dated as of the Closing Date, among the Borrower, the Guarantor and the Administrative Agent, with respect to certain pricing terms of the facility established hereby.
“Administrative Agent MSR Value” shall mean, as of any date of determination, the product of (a) the Fannie Mae Advance Rate, (b) the Administrative Agent Fannie Mae Market Value Percentage, and (c) the aggregate unpaid principal balance of the Mortgage Loans.
“Administrative Agent Fannie Mae Market Value Percentage” shall mean, with respect to any Fannie Mae MSRs as of any date of determination, the percentage to be applied to the unpaid principal balance of the Mortgage Loans to arrive at the fair market value of such Fannie Mae MSR, as most recently determined by the Administrative Agent pursuant to Section 2.6 and in accordance with the Administrative Agent Methodology; provided that, in no event shall the Administrative Agent Fannie Mae Market Value Percentage be greater than the market value thereof implying a zero option-adjusted spread.
“Administrative Agent Methodology” shall have the meaning set forth in the Agency Fee Letter.
“Administrative Agent’s Account” shall mean the Administrative Agent’s bank account, described on Schedule I to the Agency Fee Letter, designated by the Administrative Agent from time to time by written notice to the Borrower and Guarantor.
“Advance” shall have the meaning set forth in Section 2.2(a).
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Party” shall have the meaning set forth in Section 2.11(b).

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“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote more than [***]% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agency Fee Letter” shall mean that certain side letter, dated as of the Closing Date, among the Borrower, the Guarantor, the Administrative Agent and the initial Lenders, with respect to certain pricing terms of the facility created hereby.
“Aggregate Commitment Amount” shall mean at any time, the sum of the amount of the Commitments then in effect. The Aggregate Commitment Amount as of the Closing Date shall be equal to $300,000,000.
“Aggregate Facility Amount” shall mean $500,000,000.
“Aggregate Outstandings” shall mean the aggregate outstanding principal amount of the Advances.
“Agreement” shall have the meaning set forth in the introductory paragraph hereof.
“Alternative Rate” shall mean, for any day, a rate per annum equal to the higher of (a) the Prime Rate or (b) the sum of the Federal Funds Effective Rate plus [***]%. Any change in the Alternative Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as applicable. For the avoidance of doubt, if the Alternative Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Ancillary Income” shall mean all income derived from a Mortgage Loan (other than payments or other collections in respect of principal, interest, escrow payments and prepayment penalties attributable to such Mortgage Loan) and to which the Guarantor is entitled in accordance with the Fannie Mae Servicing Contract, including, (a) all late charges, fees received with respect to checks or bank drafts returned by the related bank for insufficient funds, assumption fees, optional insurance administrative fees, all interest, income, or credit on funds deposited in the escrow accounts and custodial accounts or other receipts on or with respect to such Mortgage Loan (subject to Applicable Law and the Fannie Mae Servicing Contract) and (b) reconveyance fees, subordination fees, speedpay fees, mortgage pay on the web fees, automatic clearing house fees, demand statement fees, modification fees, if any, and other similar types of fees arising from or in connection with any Mortgage Loan to the extent otherwise payable by the mortgagor under Applicable Law or pursuant to the terms of the related Mortgage Loan.
“Applicable Law” shall mean, as to any Person, all Laws binding upon such Person or to which such a Person is subject.
“Applicable Percentage” shall mean, for any Lender at any time, the percentage equivalent of, (a) the amount of such Lender’s Commitment at such time plus the amount of any Advances of such Lender in excess of the amount of such Lender’s Commitment, divided by (b) the Aggregate Commitment Amount plus the aggregate amount of Advances outstanding in excess of the Aggregate Commitment Amount (provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s

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share of the aggregate Advances at such time). When a Defaulting Lender shall exist, the Applicable Percentage shall be calculated without inclusion of such Defaulting Lender’s Commitment and Advances.
“Approved Subservicer” shall mean any subservicer approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).
“Approved Subservicing Agreement” shall mean any subservicing agreement approved in writing by the Administrative Agent with an Approved Subservicer, as the context may require.
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.8), and accepted by the Administrative Agent, in substantially the form of Exhibit A to this Agreement or any other form approved by the Administrative Agent.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Accrual Period pursuant to this Agreement as of such date.
“Availability Period” shall mean the period from the Closing Date until the earlier to occur of (a) an Event of Default and (b) the Availability Period End Date.
“Availability Period End Date” shall mean the earlier of (a) the date the Obligations are accelerated pursuant to the terms of this Agreement and (b) July 28, 2024.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Servicing Fee” shall mean, with respect to the Mortgage Loans and each Collection Period, an amount equal to the product of (a) the aggregate outstanding principal balance of the Mortgage Loans as of the first day of such Collection Period multiplied by (b) one-twelfth of the Base Servicing Fee Rate; provided, however, that (i) with respect to all Mortgage Loans, if the initial Collection Period is less than a full month, such fee for each such Mortgage Loan shall be an amount equal to the product of the fee otherwise described above multiplied by a fraction, the numerator of which is the number of days in such initial Collection Period and the denominator of which is 30; (ii) if any Mortgage Loan ceases to be a Mortgage Loan during such Collection Period including as a result of a termination of the Guarantor’s duties as servicer under the Fannie Mae Servicing Contract or a payment in full by the mortgagor, the portion of such amount that is attributable to such Mortgage Loan, shall be adjusted to an amount equal to the product of the fee otherwise described above multiplied by a fraction, the numerator of which is the number of days in such Collection Period during which

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such Mortgage Loan was a Mortgage Loan and denominator of which is 30; or (iii) if the Servicing Income for such Mortgage Loan and such Collection Period were used to cover prepayment interest shortfalls on the Mortgage Loans, the fee otherwise described above shall be reduced by the amount of such reduction multiplied by the ratio (expressed as a percentage) equal to the Base Servicing Fee Rate divided by the rate per annum at which the Servicing Income accrued in the aggregate during such Collection Period.
“Base Servicing Fee Rate” shall have the meaning set forth in the Agency Fee Letter.
“Bankruptcy Code” shall mean the U.S. Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.
“Benchmark” shall mean, initially, the SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, then, then “Benchmark” shall mean the applicable Benchmark Replacement for all purposes hereunder in respect of such determination to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 2.11(d); provided further that if the Benchmark as determined would be less than the Floor for any calculation period under the Agreement, the Benchmark will be the Floor for such period.
“Benchmark Replacement” shall mean, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, for any Interest Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time;
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day” or “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such

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market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
    “Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
    “Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Benchmark Unavailability Period” means (a) if a Benchmark Transition Event has not occurred, unless and until a Benchmark Replacement is implemented with respect to the then-current Benchmark in accordance with Section 2.11(d), each (if any) Interest Accrual Period for which, Administrative Agent for any reason determines (which determination shall be conclusive and binding absent manifest error) that, other than as a result of a Benchmark Transition Event reasonable and adequate means do not exist for ascertaining the then-current Benchmark for an applicable Interest Accrual Period, (b) if a Benchmark Transition Event has occurred, the period (if any) (i) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.11(d) and (ii) ending at the time that a Benchmark

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Replacement has replaced the then-current Benchmark hereunder in accordance with Section 2.11(e).
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrower’s Account” shall mean (a) the Borrower’s bank account, described on Schedule I to the Agency Fee Letter, for the account of the Borrower or (b) such other account as may be designated by the Borrower from time to time by at least [***] prior written notice to the Administrative Agent so long as such other account is acceptable to the Administrative Agent in its sole discretion.
“Borrower Collateral” shall have the meaning set forth in Section 2.16(a).
“Borrowing Base” shall mean, as of any date of determination, with respect to Fannie Mae MSRs that are Eligible MSRs the Administrative Agent MSR Value thereof.
“Borrowing Base Certificate” shall mean the certificate in the form of Exhibit A attached to each Notice of Borrowing, including a Schedule of Eligible MSRs and a Schedule of Ineligible MSRs from the Guarantor.
“Borrowing Base Deficiency” shall exist with respect to the Borrowing Base on any date on which:
(a)the Aggregate Outstandings exceeds the Aggregate Commitment Amount plus the Uncommitted Advance Amount on such date;
(b)prior to the end of the Specified Period, the Aggregate Outstandings exceeds the Borrowing Base on such date;
(c)after the Specified Period ends, the Aggregate Outstandings exceeds the Borrowing Base on such date by [***]; or
(d)there exists a Minimum Haircut Trigger Event.
“Borrowing Base Deficiency Notice” shall have the meaning set forth in Section 2.6(b).
“Borrowing Base Required Payment” shall mean an amount necessary to (a) cause the Aggregate Outstandings to equal the lesser of (i) the Aggregate Commitment Amount plus the Uncommitted Advance Amount as of such date and (ii) the Borrowing Base, and (b) eliminate any existing Minimum Haircut Trigger Event.

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“Borrowing Date” shall mean, with respect to any Advance, the date of the making of such Advance, which date shall in any case be a Business Day.
“Business Day” shall mean any day excluding Saturday, Sunday, any day which is a legal holiday under the laws of the State of New York, any day on which banking institutions located in any such state are authorized or required by law or other governmental action to close, and any day on which the New York Stock Exchange or the Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed.
“Change in Law” shall mean the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any Law, (b) any change in Law or in the administration, interpretation, application or implementation thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement or (d) compliance by any Affected Party, by any lending office of such Affected Party or by such Affected Party’s holding company, if any, with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Basel III: A global regulatory framework for more resilient banks and banking systems prepared by the Basel Committee on Banking Supervision, and all national implementations thereof and (iii) all requests, rules, guidelines and directives under either of the foregoing or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date implemented, enacted, adopted or issued.
“Change of Control” shall mean (a) the occurrence of any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than [***]% of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of Guarantor on a fully-diluted basis, (b) the Parent shall fail to collectively own, directly or indirectly, [***]% of the Equity Interests of the Guarantor, (c) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were not (i) directors of the Guarantor on the date of this Agreement, (ii) nominated or appointed by Holdings or (iii) appointed by directors so nominated, appointed or approved, (d) the acquisition of direct or indirect Control of the Guarantor (or the board of directors of the Guarantor) by any Person or group other than the Permitted Holders or (e) the Guarantor shall fail to own [***]% of the Equity Interest of, and Control, the Borrower.
“Closing Date” shall mean December 15, 2023.
“Collateral” shall mean the Borrower Collateral and/or the Guarantor Collateral, as the context requires.
“Collection Account” shall have the meaning set forth in Section 8.1(a).
“Collection Period” shall mean, with respect to a Monthly Payment Date, the calendar month preceding the month in which such Monthly Payment Date occurs.
“Collections” shall mean, with respect to any Fannie Mae MSRs with respect to a Collection Period, (a) any Servicing Income (less the applicable Base Servicing Fee including

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any amounts otherwise payable from the Base Servicing Fee to the applicable Approved Subservicer with respect to the related Mortgage Loans pursuant to an Approved Subservicing Agreement) that the Guarantor as servicer is entitled to receive free and clear of all Fannie Mae rights and other restrictions on transfer under applicable Fannie Mae guidelines, pursuant to the Fannie Mae Servicing Contract during such Collection Period; and (b) all other amounts payable by a loan owner or master servicer to the Guarantor with respect to the Fannie Mae MSRs for the Mortgage Loans, including any Termination Payments. For the avoidance of doubt, Collections shall not include reimbursements of Servicing Advance Receivables.
“Commitment” shall mean the commitment of a Lender to make any Advance as set forth on Exhibit C to the Agency Fee Letter, or in the applicable Assignment and Assumption, subject to any increase, reduction or other adjustment in the amount thereof pursuant to the terms and conditions hereof.
“Commitment Percentage” shall mean, for any Lender at any time, a percentage equal to a fraction, the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the Aggregate Commitment Amount at such time. When a Defaulting Lender shall exist, the Commitment Percentage shall be calculated without inclusion of such Defaulting Lender’s Commitment.
“Competitor” means (a) any Person that is a direct competitor of the Guarantor listed on Schedule III to the Agency Fee Letter, which may be updated from time to time following the written request of the Guarantor to the extent consented to in writing by the Administrative Agent (which consent shall not be unreasonably withheld) or (b) wholly-owned Subsidiary of such Person to the extent they are actually known, after reasonable inquiry, as a Subsidiary of such Person by the responsible officers of the participating Lender involved in processing the applicable participation or otherwise readily identifiable as such by name.
“Compliance Certificate” shall mean a Compliance Certificate substantially in the form of Exhibit A to the Agency Fee Letter.
“Compounded SOFR” shall mean the rate determined daily by the Administrative Agent, to be the “USD-SOFR-Compound” rate as defined in the ISDA Definitions; provided, however, that for purposes of such definition (i) the term “Calculation Period” shall mean, with respect to any date on which a payment is due, the period beginning on and including [***] prior to the previous payment date and ending on and including [***] before such payment date, and (ii) the term “Reset Date” shall mean such payment date.
“Confidential Information” shall have the meaning set forth in Section 10.15(b).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contribution Agreement” means the Contribution, Sale and Security Agreement dated as of December 15, 2023 between loanDepot.com, LLC, as transferor, and the Borrower, as transferee.
“Contribution Agreement Collateral” means the “Collateral” under and as defined in the Contribution Agreement.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to

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exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Cost of Funds” shall mean, with respect to any Interest Accrual Period, the amount of interest accrued during such Interest Accrual Period on the outstanding Advances at the Cost of Funds Rate.
“Cost of Funds Rate” shall mean the sum of (a) either the Benchmark or, during a Benchmark Unavailability Period, the Alternative Rate, and (b) the Fannie Mae Margin Rate.
“Covered Entity” shall mean any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).
“Covered Party” shall have the meaning set forth in Section 10.21.
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Advances within [***] of the date required to be funded by it hereunder, (b) notified the Borrower, the Guarantor, the Administrative Agent, or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within [***] after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation in writing by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within [***] Business Day of the date when due, unless the subject of a good faith dispute or (e)(i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with

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reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority of the United States of America or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person. For the avoidance of doubt, without any implication to the contrary, no determination by a Lender not to fund an Advance in excess of such Lender’s Commitment (which may be made in the sole and absolute discretion of such Lender) may cause such Lender to constitute a Defaulting Lender.
“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Derivatives Contract” shall mean any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, futures contract, forward commodity contract, mortgage-related forward pools contracts, including derivatives or “TBA’s”, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder. Notwithstanding anything herein to the contrary, neither Administrative Agent nor the Lenders shall have any rights in any Derivatives Contract entered into between the Guarantor and Fannie Mae.
“Disposition” and “Disposed” shall mean, with respect to any Person, any sale, transfer, license, lease, relinquishment or other whole or partial conveyance or other disposition of any portion of such Person’s Property, or any direct or indirect interest therein to a third party, including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.
“Distributable Amounts” shall mean, with respect to each Monthly Payment Date, (i) all costs, expenses, reimbursements and indemnification amounts required to be paid to the Administrative Agent and the Lenders pursuant to the terms of the Transaction Documents; (ii) the Servicing Diligence Fees with respect to such Monthly Payment Date and all costs, expenses, reimbursements and indemnification amounts of the Servicing Diligence Agent; (iii) the Interest Distribution Amount with respect to such Monthly Payment Date and the Non-Usage Fee, if any, with respect to such Monthly Payment Date; (iv) to the extent a Borrowing Base Deficiency exists as of such Monthly Payment Date, the Borrowing Base Required Payment; and (v) all amounts that are then due and payable pursuant to Section 2.11.
“Division Transaction” shall mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including Section 18-217 of the Delaware Limited Liability Company Act.

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“Dollar” and the symbol “$” shall mean the lawful currency of the United States.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible MSRs” shall mean, as of any date of determination, any Fannie Mae MSR that satisfies each of the following criteria:
(a)    for which the Guarantor is acting in the capacity of servicer under the Fannie Mae Servicing Contract, which Fannie Mae Servicing Contract (i) is in full force and effect, and (ii) with respect to which the Guarantor is not in default thereunder;
(b)    which complies with all Applicable Laws;
(c)    which constitutes a right to service and receive payment, enforceable in accordance with the terms of the Fannie Mae Servicing Contract, under which it has arisen, subject to no offsets, counterclaims or defenses, other than the rights of Fannie Mae;
(d)    which provides for payment in Dollars;
(e)    which was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Fannie Mae MSRs, the Fannie Mae Servicing Contract or the financing thereof contemplated hereby unlawful, invalid or unenforceable; and is not subject to any legal limitation on transfer, other than any limitation imposed by Fannie Mae;
(f)    which is held solely by the Guarantor, subject to the Fannie Mae Servicing Contract, and is free and clear of all Liens other than Permitted Liens and has not been sold, conveyed, pledged or assigned to any other lender, purchaser or Person;
(g)    other than pursuant to this Agreement, there exist no Liens, pledges, assignments, or financings of any kind secured by the Fannie Mae MSRs (or any portion thereof) other than Permitted Liens;
(h)    in respect of which, the Guarantor has not sold, or granted a Lien (other than Permitted Liens);
(i)    which is not an obligation of the United States of America, any State or any agency or instrumentality or political subdivision thereof (other than Fannie Mae);
(j)    in respect of which the information set forth in the Schedule of Eligible MSRs and the Fannie Mae Servicing Contract is true and correct in all material respects;

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(k)    in respect of which, each of the representations and warranties set forth on Section 4.1(aa) are true and correct in all material respects;
(l)    such Fannie Mae MSR constitutes a “general intangible” as defined in the UCC and is not evidenced by an “instrument” or “security” as defined in the UCC as so in effect;
(m)    the Guarantor has all required licenses and registrations necessary to hold the Fannie Mae MSRs and to service the Mortgage Loan (including to collect amounts owing with respect thereto) in the jurisdiction where the Mortgaged Property is located;
(n)    the Fannie Mae Acknowledgment Agreement has been executed by the parties thereto and has not expired pursuant to its terms and the pledge of such Fannie Mae MSRs to the Borrower is permitted pursuant to the terms of the Fannie Mae Acknowledgment Agreement;
(o)     if the related Mortgage Loans are subserviced, such Mortgage Loans are being subserviced by an Approved Subservicer with whom a Subservicer Instruction Letter is in full force and effect;
(p)    is subject to a Participation Certificate which satisfies each of the following criteria:
(i)such Participation Certificate evidences a Participation Interest in such Fannie Mae MSRs;
(ii)such Participation Certificate constitutes a “security” and is not (x) dealt in or traded on a “securities exchange” or in a “securities market,” (y) “investment property” or (z) held in a “deposit account” (such terms having the meanings given to such terms in the Uniform Commercial Code);
(iii)such Participation Certificate constitutes all the issued and outstanding Participation Interests of all classes issued pursuant to the Participation Agreement; and
(iv)such Participation Certificate has been duly and validly issued pursuant to the Participation Agreement, which is in full force and effect.
“Environmental Claim” shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; or (b) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” shall mean any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

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“Equity Interests” shall mean all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA), which together with the Guarantor is a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.
“ERISA Event” shall mean (a) that a Reportable Event has occurred with respect to any Single-Employer Plan; (b) the institution of any steps by the Guarantor or any ERISA Affiliate, the Pension Benefit Guaranty Corporation or any other Person to terminate any Single-Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single-Employer Plan; (c) the institution of any steps by the Guarantor or any ERISA Affiliate to withdraw from any Multi-Employer Plan or written notification of the Guarantor or any ERISA Affiliate concerning the imposition of withdrawal liability; (d) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code in connection with any Single-Employer Plan or Multi-Employer Plan; (e) the cessation of operations at a facility of the Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (f) with respect to a Single-Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Single-Employer Plan; (h) a determination that a Single-Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA); (i) the insolvency of a Multi-Employer Plan, written notification that a Multi-Employer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), or any failure by the Guarantor or any ERISA Affiliate to make any required payment or contribution to a Multi-Employer Plan; or (j) the taking of any action by, or the threatening of the taking of any action by, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any of the foregoing.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 6.1.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a Law in effect on the date on which (i) such Lender

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acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any withholding Taxes imposed under FATCA.
“Fannie Mae” shall mean the Federal National Mortgage Association and its successors and assigns.
“Fannie Mae Acknowledgment Agreement” shall mean the Acknowledgment Agreement dated as of the Closing Date among Fannie Mae, the Guarantor, as the servicer and the Borrower and the Administrative Agent, as secured parties, pursuant to which, among other things, Fannie Mae acknowledges the pledge of the Fannie Mae MSRs by the Guarantor to the Borrower and by the Borrower to the Administrative Agent.
“Fannie Mae Advance Rate” shall have the meaning set forth in the Agency Fee Letter.
“Fannie Mae Agency Guide” shall mean with respect to any Mortgage Loan, the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, as amended from time to time, and any related announcements, directives and correspondence issued by Fannie Mae.
“Fannie Mae Margin Rate” shall have the meaning set forth in the Agency Fee Letter.
“Fannie Mae MSRs” shall mean MSRs held by the Guarantor with respect to Mortgage Loans owned by Fannie Mae and subject to the Fannie Mae Acknowledgment Agreement.
“Fannie Mae Requirements” shall mean the rights and interests of Fannie Mae in and to the Fannie Mae MSRs arising under the Fannie Mae Servicing Contract, Fannie Mae Acknowledgment Agreement, the Fannie Mae Agency Guide, or any other agreement between the Guarantor and Fannie Mae.
“Fannie Mae Selling Guide” shall have the meaning of Selling Guide as set forth in the Fannie Mae Acknowledgment Agreement.
“Fannie Mae Servicing Contract” shall mean the Mortgage Selling and Servicing Contract (as mentioned in the Fannie Mae Acknowledgment Agreement), the Fannie Mae Selling Guide, the Fannie Mae Servicing Guide and all supplemental servicing instructions or directives provided by Fannie Mae, all applicable master agreements, recourse agreements, repurchase agreements, indemnification agreements, loss-sharing agreements, and any other agreements between Fannie Mae and the Guarantor, and all as amended, restated or supplemented from time to time, which rights include the right of Fannie Mae to terminate the Fannie Mae Servicing Contract with or without cause and the right to sell, or have transferred, the Fannie Mae MSRs.
“Fannie Mae Servicing Guide” shall have the meaning of Servicing Guide as set forth in the Fannie Mae Acknowledgment Agreement.
“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreements entered into in connection with the implementation of such sections of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements,

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treaty or convention among Governmental Authorities and implementing such sections of the Internal Revenue Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letters” shall mean the Agency Fee Letter and the Administrative Agent Fee Letter.
“Fees” shall mean the fees set forth in the Fee Letters.
“Financial Covenants” shall mean those financial covenants set forth in Section 2 of the Agency Fee Letter.
“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Compounded SOFR.
“Funding Base Deficiency” shall exist with respect to the Borrowing Base on any date on which the Aggregate Outstandings exceeds the lesser of (a) the Aggregate Commitment Amount plus the Uncommitted Advance Amount on such date and (b) the Borrowing Base.
“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.
“Governmental Authority” shall mean the government of the United States of America or any other nation or political subdivision thereof, whether state or local and any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court or arbitrator exercising executive, legislative, judicial, regulatory or administrative powers or functions of or pertaining to government.
“GS Bank” shall have the meaning set forth in the introductory paragraph hereof.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make Servicer Advances. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable

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amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guaranteed Obligations” shall mean, (i) the Borrower’s obligation to repay the Advances, all accrued interest thereon, all required principal payments, and all other amounts payable by the Borrower to the Lenders pursuant to this Agreement or any other Transaction Document; (ii) in the event of any proceeding for the collection or enforcement of the Borrower’s indebtedness, obligations or liabilities referred to in clause (i), the expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Administrative Agent of its rights under the Transaction Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; (iii) all of the Borrower’s indemnity obligations to the Indemnitees pursuant to the Transaction Documents; and (iv) to the extent not otherwise included in (i)-(iii) above, any other Obligations under the Transaction Documents.
“Guarantor” shall have the meaning set forth in the introductory paragraph hereof.
“Guarantor Collateral” shall have the meaning set forth in Section 2.16(b).
“Guaranty” shall mean the Guarantee of the Guaranteed Obligations pursuant to the terms set forth in Article IX.
“Hazardous Materials” shall mean substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.
“Holdings” means LD Holdings Group LLC, a Delaware limited liability company.
“Hsieh Investors” means each of [***], the JLSSAA Trust, established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC and each of their respective affiliates.
“Indebtedness” shall have the meaning set forth in the Agency Fee Letter.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” shall have the meaning set forth in Section 10.5.
“Insolvency Event” shall mean, with respect to any Person:
(a)the commencement of: (i) a voluntary case by such Person under the Bankruptcy Code or (ii) the seeking of relief by such Person under other debtor relief Laws in any jurisdiction outside of the United States;
(b)the commencement of an involuntary case against such Person under the Bankruptcy Code (or other debtor relief Laws) and the petition is not controverted or dismissed within [***] after commencement of the case;

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(c)a custodian (as defined in the Bankruptcy Code) (or equal term under any other debtor relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;
(d)such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other debtor relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;
(e)such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;
(f)any order of relief or other order approving any such case or proceeding referred to in clauses (a) or (b) above is entered;
(g)such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of [***] after such appointment; or
(h)such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.
“Interest Accrual Period” shall mean for each Monthly Payment Date, the calendar month preceding the month in which such Monthly Payment Date occurs; provided, however, that with respect to the first Monthly Payment Date, the Interest Accrual Period shall be the period from and including the Closing Date to the end of the calendar month preceding such Monthly Payment Date.
“Interest Distribution Amount” shall mean an amount equal to (a) the Cost of Funds for the related Interest Accrual Period, as such amount is reported to the Borrower by the Administrative Agent, and (b) any unpaid Interest Distribution Amounts from prior Monthly Payment Dates plus, to the extent permitted by law, interest thereon at the Cost of Funds Rate for the related Interest Accrual Period.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986.
“Investment” shall mean (a) any direct or indirect purchase or other acquisition by the Guarantor or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Guarantor or any Subsidiary); (b) any direct or indirect loan, advance (other than mortgage loans in the ordinary course of business, warehouse loans secured by mortgage loans and related assets, advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Guarantor or any of its Subsidiaries to any other Person (other than the Guarantor or any Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (c) all investments consisting of any exchange traded or over the counter derivative transaction, including any Derivatives Contract, whether entered into for hedging or speculative purposes, and (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of any Person. The

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amount of any Investment of the type described in clauses (a), (b) and (d) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“IRS” shall mean the Internal Revenue Service of the United States of America.
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, guideline, judgment, injunction, writ, decree or award of any Governmental Authority.
“Lenders” shall have the meaning set forth in the introductory paragraph hereof.
“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Loan Party” means each of the Borrower and the Guarantor
“Majority Lenders” shall mean, as of any date of determination, Lenders having Applicable Percentages of more than [***]%.
“Margin Stock” shall have the meaning set forth in Regulation U.
“Material Adverse Change” shall mean the occurrence of an event or a change in circumstances that had or is reasonably likely to have a Material Adverse Effect.
“Material Adverse Effect” shall mean, any event or circumstance having a material adverse effect on any of the following: (a) the business, property, assets, operations or financial condition of any Loan Party, (b) the ability of any Loan Party to perform its obligations under the Transaction Documents or the Fannie Mae Servicing Contract, (c) the validity or enforceability of this Agreement or any other Transaction Document or the Fannie Mae Servicing Contract, or (d) the existence, perfection, priority or enforceability of the Administrative Agent’s security interest in any portion of the Collateral.
“Material Indebtedness” shall mean Indebtedness (other than the Advances), or obligations in respect of one or more Derivatives Contracts, of any one or more of the Guarantor and its Subsidiaries (a) owing to a Lender or its Affiliates or (b) in an aggregate principal amount exceeding $[***]. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Guarantor or any Subsidiary in respect of Derivatives Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Guarantor or such Subsidiary would be required to pay if such Derivatives Contract were terminated at such time.
“Maturity Date” shall mean earlier of (a) January 28, 2025 and (b) the date the Obligations are accelerated pursuant to the terms of this Agreement.

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“Maximum Borrowing Percentage” shall have the meaning set forth in the Agency Fee Letter.
“Minimum Haircut Trigger Event” shall exist at any time that (a) the product of the most recently determined Administrative Agent Fannie Mae Market Value Percentage and the aggregate unpaid principal balance of the Mortgage Loans; less (b) the outstanding Advances hereunder, does not exceed (c) [***]% of the aggregate unpaid principal balance of the Mortgage Loans (as reflected in the most recently delivered Monthly Report) calculated as set forth on Schedule II to the Agency Fee Letter.
“Minimum Utilization Fee” shall have the meaning set forth in the Agency Fee Letter.
“Minimum Utilization Fee Payment Date” shall mean each of the following Monthly Payment Dates: (a) the [***] Monthly Payment Date; and (b) the [***] Monthly Payment Date.
“Monthly Payment Date” shall mean (a) the 20th day of each calendar month or, if such 20th day is not a Business Day, the next succeeding Business Day, commencing December 20th, 2023 and (b) the Maturity Date.
“Monthly Report” shall have the meaning set forth in Section 5.1(s).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage Loan” shall mean each mortgage loan underlying the Fannie Mae MSRs, which shall be listed on a Schedule of MSRs and on a schedule to the Participation Certificate.
“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures and building equipment thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the related Mortgage Loan.
“MSRs” shall mean mortgage servicing rights of the Guarantor; provided that MSRs shall not include any Servicing Advance Receivables with respect to any Mortgage Loan.
“Multi-Employer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
“Nationally Recognized Accounting Firm” shall mean (a) Ernst & Young and any successors to any such firm and (b) any other public accounting firm designated by the Guarantor and approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.
“Non-Usage Fee” shall have the meaning set forth in Section 2.5(a).
“Non-Usage Fee Percentage” shall have the meaning set forth in the Agency Fee Letter.
“Notice of Borrowing” shall have the meaning set forth in Section 2.4(a).
“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Advances and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Advances, and all other obligations and liabilities of the Borrower to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to

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become due, or now existing or hereafter incurred, which arise under this Agreement or any other Transaction Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender to the extent required to be paid by the Borrower pursuant hereto or under any other Transaction Document) or otherwise.
“Optional Prepayment” shall have the meaning set forth in Section 2.10.
“Optional Prepayment Amount” shall have the meaning set forth in Section 2.10.
“Organizational Documents” shall mean the corporate charter and by-laws, the articles of organization and operating agreement and the partnership certificate and partnership agreement, as applicable of a Person.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Participation Certificate or any Transaction Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Parent” loanDepot, Inc., a Delaware corporation.
“Parent Entities” means the Parent and Holdings.
“Parthenon Investors” means each of Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon Investors IV, L.P., Parthenon Capital Partners Fund II, L.P., PCP Managers, L.P., PCAP Partners III LLC and PCAP Partners IV LP and each of their respective affiliates.
“Participant” shall have the meaning set forth in Section 10.8.
“Participant Register” shall have the meaning set forth in Section 10.8.
“Participation Agreement” means the MSR Excess Spread Participation Agreement dated as of December 15, 2023 between the Guarantor, as the company and loanDepot.com, LLC, as the initial participant.
“Participation Certificate” shall have the meaning assigned to such term in the Participation Agreement.
“Participation Certificate Schedule” means Schedule I to the Participation Certificate.
“Participation Interest” shall have the meaning assigned to such term in the Participation Agreement.
“Patriot Act” shall have the meaning set forth in Section 10.18.

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“Payment in Full” shall mean, with respect to any or all of the Obligations, that each of the following events has occurred, as applicable: (a) the payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding Advances, (ii) all accrued and unpaid interest, fees, premiums or other charges owing in respect of any Advance, Commitment or otherwise under any Transaction Document, and (iii) all accrued and unpaid costs and expenses payable by the Loan Parties to the Administrative Agent or any Lender pursuant to any Transaction Document, whether or not demand has been made therefor, including all indemnification and reimbursement claims that have been asserted by any such Person prior to such time, (b) the payment or repayment in full in immediately available funds or all other outstanding Obligations other than unasserted contingent indemnification and contingent reimbursement obligations, (c) the termination in writing of the Commitments, and (d) upon the request of the Administrative Agent, receipt by the Administrative Agent of a release from the Loan Parties in favor of the Secured Parties in form and substance acceptable to Administrative Agent.
“Permitted Holders” shall mean any of the Hsieh Investors and the Parthenon Investors.
“Permitted Liens” shall mean (a) the security interest granted hereunder in favor of the Administrative Agent; (b) the sale and contribution of the Participation Certificate and the security interest granted by the Guarantor in favor of the Borrower pursuant to the Contribution Agreement; (c) interests of Fannie Mae in the Fannie Mae MSRs; (d) Liens for Taxes not yet due and payable; (e) Liens securing judgments not constituting an Event of Default under Section 6.1(f) that are, expressly or by operation of law, subordinate to the Lien on Collateral in favor of the Administrative Agent; (f) any rights of set-off or encumbrance of any depository institution in any deposit accounts arising by operation of law or the applicable account agreement; and (g) other Liens agreed to by the Administrative Agent in writing from time to time.
“Permitted Tax Distributions” shall mean, distributions by the Guarantor for the purpose of enabling Guarantor to make “Tax Distributions,” as defined and set forth in the limited liability company agreement of Guarantor on the date hereof.
“Person” shall mean any individual, corporation (including a business trust), partnership, limited liability company, joint-stock company, trust, unincorporated organization or association, joint venture, government or political subdivision or agency thereof, or any other entity.
“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.
“Portfolio Delinquency Rate” means, as of any date of determination, (a) the ratio of (i) the unpaid principal balance of all residential mortgage loans which are serviced by the Guarantor for Fannie Mae that have monthly payments that are 60 days or more past due or in foreclosure (calculated in accordance with the relevant Fannie Mae delinquency calculation methodology) to (ii) the unpaid principal balance of all residential mortgage loans which are serviced by the Guarantor for Fannie Mae, in each case, determined as of the end of the most recently ended calendar month, multiplied by (b) 100, expressed as a percentage, calculated in a manner consistent with the Fannie Mae Servicing Contract.
“Potential Event of Default” shall mean any occurrence or event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
“Prepayment Premium” shall have the meaning set forth in the Agency Fee Letter.
“Prime Rate” shall mean, for any day, a rate per annum equal to the prime rate of interest as quoted in The Wall Street Journal (National Edition) on such day and, to the extent the

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prime rate is not published in The Wall Street Journal (National Edition), such similar rate announced publicly by the Administrative Agent (or an affiliate of the Administrative Agent, as applicable, that announces such rate) as in effect at its principal office on such day.
“Proceeding” shall mean any claim, litigation, investigation or proceeding.
“Proceeds” shall mean “proceeds” as defined in Section 9-102(a)(64) of the UCC.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning set forth in Section 10.21.
“Rating Agency” shall mean, each of Fitch, Inc., Moody’s and S&P, as applicable.
“Recipient” shall mean the Administrative Agent, the Lenders or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under this Agreement or any other Transaction Document.
“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by any Loan Party or any other person or entity with respect to any Collateral.
“Redemption Date” shall have the meaning set forth in Section 2.10(a).
“Reference Time” with respect to any determination of the Benchmark means the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.
“Register” shall have the meaning set forth in Section 10.8.
“Relevant Governmental Body” shall mean the Board of the Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of the Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.
“REO Assets” shall mean any real property owned by any Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Mortgage Loan.
“Reportable Event” shall mean a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Single-Employer Plan, excluding, however, such events as to which the Pension Benefit Guaranty Corporation by regulation or by public notice waived the requirement of Section 4043(a) of ERISA that it be notified within [***] of the occurrence of such event.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

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“Responsible Officer” shall mean, as to any Person, the chief executive officer, general counsel or, the chief financial officer or treasurer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any other officer of such Person so designated from time to time by one of the foregoing named officers in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent).
“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.
“Schedule of Eligible MSRs” shall mean the schedule of Fannie Mae MSRs that meet the criteria of an Eligible MSRs and which includes identifying information relating to such Fannie Mae MSRs as agreed to between the Loan Parties and the Administrative Agent, as updated from time to time in accordance with the terms of this Agreement and at the discretion of the Loan Parties.
“Schedule of Ineligible MSRs” shall mean the schedule of Fannie Mae MSRs that do not meet the criteria of an Eligible MSRs, as updated from time to time in accordance with the terms of this Agreement and at the discretion of the Loan Parties.
“Schedule of MSRs” shall mean the Schedule of Eligible MSRs and the Schedule of Ineligible MSRs.
“Secured Parties” shall mean the Administrative Agent and each Lender.
“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Servicer Advance” shall mean advances made or required to be made in connection with the servicing of a mortgage loan, including advances to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the obligor on the underlying Mortgage Loan is delinquent in making payments on such Mortgage Loan and shall include advances to enforce remedies and manage and liquidate REO Assets.
“Servicer Termination Event” shall mean any default, event of default or similar occurrence under the terms of the Fannie Mae Servicing Contract, pursuant to which the Guarantor may be terminated in its capacity as servicer in accordance with and pursuant to the terms of the Fannie Mae Servicing Contract.
“Servicing Advance Receivable” shall mean the contractual right with respect to each Mortgage Loan (a) to reimbursement pursuant to the terms of the Fannie Mae Servicing Contract and the Fannie Mae Servicing Guide, for a Servicer Advance made by or on behalf of the Guarantor as servicer (or any predecessor servicer) with respect to Mortgage Loans, which Servicer Advance has not previously been reimbursed, and including all rights of the Guarantor as servicer (or any predecessor servicer) to enforce payment of such obligation under the Fannie Mae Servicing Contract, and (b) to amounts to be paid as consideration for any purchase of the contractual right to reimbursement described under clause (a.

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“Servicing Diligence Agent” shall mean Weston Portfolio Group, LLC, and any successor thereto in such capacity.
“Servicing Diligence Agreement” shall mean the Servicing Diligence Agreement, dated as of the Closing Date among Servicing Diligence Agent, the Guarantor and Administrative Agent.
“Servicing Diligence Fees” shall mean all fees that are due and owing to the Servicing Diligence Agent as set forth in the Servicing Diligence Agreement or in any successor agreement thereto.
“Servicing Fee” shall mean, with respect to any Mortgage Loan, the aggregate monthly fee payable to the Guarantor in servicing such Mortgage Loan pursuant to the Fannie Mae Servicing Contract, not including any Ancillary Income.
“Servicing Income” shall mean, with respect to any Mortgage Loan, all Servicing Fees and Ancillary Income payable to the Guarantor as servicer (as applicable) pursuant to the Fannie Mae Agency Guide.
“Shifting Control Notice” shall have the meaning set forth in the Account Control Agreement.
“Single-Employer Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and is sponsored or maintained by the Guarantor or any ERISA Affiliate or for which the Guarantor or any ERISA Affiliate may have or have had liability within five (5) plan years preceding the date of this Agreement by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“SOFR” shall mean, (1) the Secured Overnight Financing Rate published for such date as such rate appears on the Federal Reserve Bank of New York’s Website at [***] on the immediately following U.S. Government Securities Business Day; (2) if the rate specified in (1) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the Federal Reserve Bank of New York’s Website.
“SOFR Adjustment” means [***]%.
“SOFR Rate” means the sum of: (a) Compounded SOFR, and (b) the SOFR Adjustment.
“Specified Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote more than [***]% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, none of the Permitted Holders shall be consider an Affiliate for purposes of this Agreement.
“Specified Period” shall have the meaning set forth in the Agency Fee Letter.
“Subordination of Interest Agreement” shall mean the subordination of interest agreement, dated as of December 15, 2023, among Fannie Mae, the Guarantor and the Borrower.

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“Subservicer Instruction Letter” shall mean a letter agreement among the Guarantor, the Administrative Agent and an Approved Subservicer substantially in the form of Exhibit B to this Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Subsidiary” shall mean, with respect to any Person (the “parent”) at any time, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than [***]% of the equity or more than [***]% of the ordinary voting power or, in the case of a partnership, more than [***]% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or by the parent and one or more subsidiaries of the parent. Unless the context otherwise specifically requires, the term “Subsidiary” shall refer to a Subsidiary of the Guarantor. For the avoidance of doubt, the Borrower is a Subsidiary of the Guarantor.
“Supported QFC” shall have the meaning set forth in Section 10.21.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and including any interest, additions to tax or penalties applicable thereto.
“Termination Payment” shall have the meaning given such term in the Participation Agreement.
“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date and thereafter on each Borrowing Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Transaction Documents and the Advances hereunder and (b) the payment of all fees and expenses due and owing in connection with the foregoing.
“Transaction Documents” shall mean this Agreement, the Fee Letters, the Account Control Agreement, the Fannie Mae Acknowledgment Agreement, the Subordination of Interest Agreement, the Subservicer Instruction Letters, the Servicing Diligence Agreement, the Participation Agreement, the Contribution Agreement, the Participation Certificate and any other agreements entered into in connection herewith by any Loan Party with or in favor of the Administrative Agent and/or the Lenders, including any amendments, modifications or supplements thereto or waiver thereof, legal opinions issued in connection with the Transaction Documents, UCC filings, and each other agreement now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby, except to the extent specifically excluded as a “Transaction Document” pursuant to the terms thereof.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct

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Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Uncommitted Advance Amount” shall mean, as of any date, the amount of Advances outstanding in excess of the Aggregate Commitment Amount.
“United States” shall mean the United States of America.
“Unused Commitment” shall mean, as of [***] on such day, the amount, if any, by which the amount of Aggregate Outstandings on such day is less than the Aggregate Commitment Amount on such day.
“U.S. Government Securities Business Day” shall mean any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” shall mean any Person who is a U.S. person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regime” shall have the meaning set forth in Section 10.21.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.14(g)(ii)(B)(3).
“Valuation Agent” shall mean the valuation service providers identified on Schedule I hereto, as may be amended from time to time by the Administrative Agent with the consent of the Guarantor (which shall not be unreasonably withheld or delayed).
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”
Section 1.3Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

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Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (B) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (C) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (D) all references herein to Sections shall be construed to refer to Sections of this Agreement, (E) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, (F) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced, (G) “or” is not exclusive, (H) capitalized terms used herein and not defined, but which are defined in the Agency Fee Letter shall have the meaning specified in such Fee Letter and (I) terms defined in the UCC which are not otherwise defined in this Agreement are used herein as defined in the UCC.
Section 1.4Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein; provided that if the Guarantor notifies the Administrative Agent that the Guarantor wishes to amend any Financial Covenant to eliminate the effect of any change in GAAP on the operation of such covenant, then the Guarantor’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Guarantor and the Administrative Agent.
Article II

AMOUNTS AND TERMS OF THE ADVANCES
Section 1.1Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Transaction Documents, the Administrative Agent and the Lenders agree to establish the credit facility set forth in this Agreement for the benefit of the Borrower.
Section 1.2The Advances.
(a)Upon the terms and subject to the conditions hereinafter set forth, the Lenders, severally but not jointly, shall from time to time during the Availability Period, make loans (each an “Advance”) to the Borrower on a revolving basis in an aggregate amount outstanding up to but not exceeding (i) the amount of such Lender’s Commitment or (ii) such amount as maybe agreed to in the sole discretion of each Lender as provided in clause (b) below; provided, that no such Advance shall cause (x) a Borrowing Base Deficiency or a Funding Base Deficiency or (y) the Aggregate Outstandings to exceed the Aggregate Facility Amount;
(b)During the Availability Period, to the extent any Notice of Borrowing requests Advances the making of which would cause the Aggregate Outstandings to be in excess of the Aggregate Commitment Amount on the relevant Borrowing Date, upon the terms and subject to the conditions hereinafter set forth, each Lender may, in its sole and absolute

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discretion, with respect to the amount of such requested Advances that would cause the Aggregate Outstandings to be in excess of the Aggregate Commitment Amount on the relevant Borrowing Date, make such Advance to the Borrower; provided, that no such Advance shall cause (i) the Aggregate Outstandings to exceed the Aggregate Facility Amount or (ii) a Borrowing Base Deficiency or Funding Base Deficiency. The Borrower hereby acknowledges and agrees that, notwithstanding any provision of this Agreement, or any other Transaction Document, no Lender has any obligation to make any Advances in excess of the amount of its Commitment and this Agreement does not create, and shall not be construed to create, any contractual or other commitment by any Lender to make any Advance in excess of the amount of its Commitment.
(c)Following the Closing Date and the initial Advance, no more than the Maximum Borrowing Percentage of the Aggregate Commitment Amount shall be permitted to be drawn in [***], unless otherwise agreed by the Administrative Agent.
(d)Subject to the foregoing clauses (a), (b) and (c), any Advances prepaid may be reborrowed.
Section 1.3Use of Proceeds. Subject in all respects to the Fannie Mae Requirements, proceeds of Advances shall only be used by the Borrower and the Guarantor to (a) purchase or retain, in the ordinary course of business, Fannie Mae eligible MSRs and related assets, (b)  pay certain fees and expenses incurred in connection with the establishment of the credit facility set forth in this Agreement, and (c) for general corporate purposes.
Section 1.4Making the Advances. (a) Except as otherwise provided herein, the Borrower may request the Lenders to make Advances to the Borrower no more frequently than once per week (or such greater number of times as may be agreed by the Administrative Agent) by the delivery to the Administrative Agent of a written notice of such request substantially in the form of Exhibit B to the Agency Fee Letter (each such notice, a “Notice of Borrowing”), not later than [***]prior to the proposed Borrowing Date, together with a duly completed Borrowing Base Certificate, signed by a Responsible Officer. Any Notice of Borrowing or Borrowing Base Certificate received by the Administrative Agent after the time specified in the immediately preceding sentence shall be deemed to have been received by the Administrative Agent on [***], and to the extent that results in the proposed Borrowing Date being earlier than [***] after the date of delivery of such Notice of Borrowing, then the date specified in such Notice of Borrowing as the proposed Borrowing Date of an Advance shall be deemed to be the [***] Borrowing Date of such Advance originally specified in such Notice of Borrowing. The proposed Borrowing Date specified in a Notice of Borrowing shall be no earlier than [***] after the date of delivery of such Notice of Borrowing and may be up to a maximum of [***] after the date of delivery of such Notice of Borrowing. Unless otherwise provided herein, each Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of the Advance requested, and (ii) the proposed Borrowing Date (which shall be a Business Day).
(a)The aggregate principal amount of each Advance shall not be less than $[***] (or such lesser amount as may be agreed by the Administrative Agent from time to time in its sole discretion).
(b)The Advances requested by the Borrower shall be allocated to the Lenders on a ratable basis pursuant to Section 2.4(e). Upon receipt by the Administrative Agent of a Notice of Borrowing and a Borrowing Base Certificate from the Borrower, the Administrative Agent shall promptly (on the date of its deemed receipt of the Notice of Borrowing and the related Borrowing Base Certificate) deliver to each Lender a copy of such Notice of Borrowing and a written notice specifying each such Lender’s Commitment Percentage of the amount requested by the Borrower pursuant to the applicable Notice of Borrowing.

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(c)Each Lender shall make Advances in an aggregate amount equal to its Commitment Percentage of the amount requested by the Borrower pursuant to the applicable Notice of Borrowing; provided that to the extent the Notice of Borrowing requests Advances, the making of which would cause the aggregate amount of Advances to be in excess of the Aggregate Commitment Amount on the relevant Borrowing Date (but not in excess of the Aggregate Facility Amount), each Lender may, in its sole and absolute discretion, with respect to the portion of such requested Advance that would constitute an Uncommitted Advance Amount on the relevant Borrowing Date, make such portion of the Advance in an amount equal to its Commitment Percentage, provided further, that if any Lender elects, in its sole and absolute discretion, not to provide all or any portion of a requested Advance that would constitute an Uncommitted Advance Amount, the other Lenders (on a pro rata basis or such other basis as may be agreed by the Lenders) may agree to provide all or any portion of such Advance. The Lenders shall make such Advances to the Administrative Agent’s Account by no later than [***] on the Borrowing Date specified or deemed specified in such Notice of Borrowing. The Administrative Agent shall promptly make such Advance available to the Borrower in Dollars to the Borrower’s Account. For avoidance of doubt, nothing herein shall be deemed to oblige any Lender to fund any Advance in excess of the Aggregate Commitment Amount or the amount of such Lender’s Commitment.
(d)Except as otherwise provided pursuant to Section 2.2(b), all Advances shall be made by the Lenders simultaneously and proportionately to their respective Commitment Percentages thereof, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make an Advance requested hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make an Advance requested hereunder.
Section 1.5Fees.
(a)Non-Usage Fee. On each Monthly Payment Date during the Availability Period, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders and as consideration for each Lender’s Commitment hereunder, a non-usage fee in Dollars (the “Non-Usage Fee”) in an amount for each day during the calendar month immediately preceding such Monthly Payment Date equal to the quotient of (a)(i) the Non-Usage Fee Percentage for such day as described in the Agency Fee Letter multiplied by (ii) the Unused Commitment for each such day in the immediately preceding calendar month and (b) 360. Accrued Non-Usage Fees shall be due and payable in arrears on each Monthly Payment Date, and on the last day of the Availability Period. Computations of the Non-Usage Fee shall be made by the Administrative Agent.
(b)Minimum Utilization Fee.  On each Minimum Utilization Fee Payment Date during the Availability Period, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders and as consideration for each Lender’s Commitment hereunder, the Minimum Utilization Fee.  Accrued Minimum Utilization Fees shall be due and payable in arrears on each Minimum Utilization Fee Payment Date and, if earlier, the last day of the Availability Period.  Computations of the Minimum Utilization Fee shall be made by the Administrative Agent.
Section 1.6Borrowing Base.
(a)The Administrative Agent shall prepare a borrowing base report (the “Borrowing Base Report”) which calculates the Borrowing Base and sets forth the Administrative Agent Fannie Mae Market Value Percentage used for such calculation. No later

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than [***] prior to each Monthly Payment Date, the Administrative Agent shall provide the Borrower with a copy of the Borrowing Base Report.
(b)Additionally, the Administrative Agent may, in its sole and absolute discretion, and shall, at the request of the Majority Lenders, on any date, in good faith, calculate the Borrowing Base and shall provide written notice thereof to the Borrower along with an updated Borrowing Base Report. To the extent any calculation of the Borrowing Base results in a Borrowing Base Deficiency, the Administrative Agent shall deliver a notice to the Borrower, the Guarantor and each Lender (a “Borrowing Base Deficiency Notice”), setting forth the calculation thereof (which shall be conclusive absent manifest error), and the Borrowing Base Required Payment to be made by the Borrower as a result of such calculation (which amount shall be paid in accordance with Section 2.9). At the Administrative Agent’s discretion and expense, the Administrative Agent may obtain valuation reports with respect to the Administrative Agent MSR Value from a Valuation Agent, at any time and from time to time on a non-binding basis; provided that, such valuation reports shall be delivered by the Administrative Agent to the Borrower.
Section 1.7Repayment of the Advances. (a) The outstanding principal balance of the Advances and the other Obligations owing under this Agreement, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.
(a)On each Monthly Payment Date during the Availability Period, except following the occurrence and during the continuation of an Event of Default, the Borrower shall cause the payment in full of (i) all Distributable Amounts (other than the Servicing Diligence Fee) to the Administrative Agent for payment to the applicable Persons and (ii) the Servicing Diligence Fees directly to the Servicing Diligence Agent with respect to such Monthly Payment Date.
(b)So long as no Event of Default has occurred and is continuing, on each Monthly Payment Date following the end of the Availability Period, amounts on deposit in the Collection Account, including Collections deposited therein during the related Collection Period shall, at the direction of the Administrative Agent, be disbursed by the Account Bank from the Collection Account and applied on such Monthly Payment Date in the following order of priority:
(i)first, to the Guarantor, any Base Servicing Fee inadvertently deposited into the Collection Account;
(ii)second ratably (x) to the Administrative Agent, all Fees, costs, expenses, reimbursements and indemnification amounts owed to the Administrative Agent pursuant to the terms hereof, and (y) to the Servicing Diligence Agent, the Servicing Diligence Fees with respect to such Monthly Payment Date;
(iii)third, to the Administrative Agent, on behalf of the Lenders, the Interest Distribution Amount with respect to such Monthly Payment Date;
(iv)fourth, to the Administrative Agent, on behalf of the Lenders, the payment of any Non-Usage Fee and any Minimum Utilization Fee that is then due and payable on as of such Monthly Payment Date;
(v)fifth, to the Administrative Agent, on behalf of the Lenders, pro rata, in an amount equal to greater of (x) the Additional Principal Amortization Amounts due and payable on such Monthly Payment Date and (y) the amounts

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remaining in the Collection Account (up to an amount that would pay the Advances in full);
(vi)sixth, to the Administrative Agent, on behalf of any applicable party, all amounts that are then due and payable pursuant to Section 2.11;
(vii)seventh, to the Administrative Agent, on behalf of any applicable party, all fees, expenses, indemnitees and other amounts that are due and payable by any Loan Party and incurred in connection with this Agreement and required to be paid or reimbursed hereunder, the financing, management, operation or maintenance of the Collateral or the Transaction Documents, including to consultants and experts retained by any Loan Party (including attorneys and accountants);
(viii)eighth, to the Administrative Agent, on behalf of any applicable party, the ratable payment of all other Obligations that are past due or payable on such date;
(ix)ninth, to the Servicing Diligence Agent, all costs, expenses, reimbursements and indemnification amounts owed to the Servicing Diligence Agent pursuant to the terms of the Servicing Diligence Agreement; and
(x)tenth, all remaining amounts to the Borrower’s Account on such date.
(c)On each Monthly Payment Date following the occurrence and during the continuation of an Event of Default, amounts on deposit in the Collection Account, including Collections deposited therein during the related Collection Period shall, at the direction of the Administrative Agent, be disbursed by the Account Bank from the Collection Account and applied on such Monthly Payment Date in the following order of priority:
(i)first, to the Guarantor, any Base Servicing Fee inadvertently deposited into the Collection Account;
(ii)second, ratably (x) to the Administrative Agent, all Fees, costs, expenses, reimbursements and indemnification amounts owed to the Administrative Agent pursuant to the terms hereof, and (y) to the Servicing Diligence Agent, the Servicing Diligence Fees with respect to such Monthly Payment Date;
(iii)third, to the Administrative Agent, on behalf of the Lenders, pro rata, and payable with respect to the Advances and Commitments (x) the Interest Distribution Amount with respect to such Monthly Payment Date, (y) any Non-Usage Fee and any Minimum Utilization Fee due and payable as of such Monthly Payment Date, and (z) to the principal balance of the outstanding Advances until reduced to $0.00;
(iv)fourth, to the Administrative Agent, on behalf of the Administrative Agent and each Lender, all amounts that are then due and payable to such Persons pursuant to Section 2.11;
(v)fifth, to the Administrative Agent, on behalf of the Administrative Agent and each Lender, all fees, expenses, indemnitees and other amounts that are due and payable by any Loan Party to such Persons and incurred in connection

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with this Agreement and required to be paid or reimbursed hereunder, the financing, management, operation or maintenance of the Collateral or the Transaction Documents, including to consultants and experts retained by any Loan Party (including attorneys and accountants) pursuant to the terms hereof;
(vi)sixth, to the Administrative Agent, on behalf of the Administrative Agent and each Lender, the ratable payment of all other Obligations that are past due or payable on such date to such Persons;
(vii)seventh, to the Servicing Diligence Agent, all costs, expenses, reimbursements and indemnification amounts owed to the Servicing Diligence Agent pursuant to the terms of the Servicing Diligence Agreement; and
(viii)eighth, all remaining amounts to the Borrower’s Account on such date.
Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, all terms and provisions of this Agreement and the other Transaction Documents are and shall be subject to the terms and provisions of the Fannie Mae Acknowledgment Agreement. To the extent that any conflict necessarily exists or shall be adjudged to exist between the terms and provisions of this Agreement and those of the Fannie Mae Acknowledgment Agreement, solely with respect to the relationship and agreements between any Loan Party and/or Administrative Agent, on the one hand, and Fannie Mae, on the other hand, the terms and provisions of the Fannie Mae Acknowledgment Agreement shall govern and control.
(d)Notwithstanding the foregoing, in the event that amounts available for distribution from the Collection Account pursuant to Section 2.7(c) or (d) are insufficient to pay in full all amounts due and owing on any Monthly Payment Date, then the Borrower shall have an unconditional obligation to cause the payment in full of the applicable deficiency to the Administrative Agent for payment to the applicable Persons. The Borrower’s obligation to pay amounts pursuant to this Section 2.7 shall be “full recourse” obligations of the Borrower.
Section 1.8Application of Prepayment of Advances. Each repayment of Advances pursuant to Section 2.7 and each prepayment of Advances pursuant to Section 2.9 or 2.10 shall be applied to prepay the Advances on a pro rata basis until paid in full.
Section 1.9Mandatory Prepayments of Advances.
(a)Borrowing Base Deficiency.
(i)If a Borrowing Base Deficiency exists on any date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, the Borrowing Base Required Payment, together with accrued but unpaid interest on the amount required to be so prepaid to the date of such prepayment. All such amounts shall become due and payable [***] following the Borrower’s receipt of a Borrowing Base Deficiency Notice.
(ii)In the event that a Borrowing Base Deficiency exists and without limiting the Administrative Agent’s right to determine the Borrowing Base on any day, the Administrative Agent may retain any funds received by it to which Borrower would otherwise be entitled hereunder, which funds may be held by the Administrative Agent against the related Borrowing Base Deficiency.

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(iii)Notwithstanding anything to the contrary contained in this Section 2.9 or otherwise, all obligations of the Borrower to eliminate a Borrowing Base Deficiency and any right of the Administrative Agent and any Lender in respect of a Borrowing Base Deficiency, shall be subject in all respects to the right of the Administrative Agent to determine the Borrowing Base, which right shall supersede all of such obligations and rights in respect of the Borrowing Base Deficiency set forth in this Section 2.9 or otherwise.
Section 1.10Optional Prepayments; Removal of Collateral.
(a)Optional Prepayments. At any time, the Borrower may, at its option, prepay all or any portion of the Advances outstanding (an “Optional Prepayment”) on any date (the “Redemption Date”) upon prior written notice delivered to the Administrative Agent [***] prior to the date of such payment; provided that the Borrower shall be permitted to deliver such notice no more frequently than [***] (or such greater number of times as may be agreed by the Administrative Agent). Each such notice shall be in the form of Exhibit E to the Agency Fee Letter and shall specify (i) the aggregate amount of the prepayment to be made on the Advances (such amount, the “Optional Prepayment Amount”), (ii) the Redemption Date, and (iii) if applicable, the Collateral to be released on such Redemption Date, and shall include a duly completed Borrowing Base Certificate containing information accurate as of such date. Each Optional Prepayment shall be in a minimum principal amount equal to $[***] and in integral multiples of $[***] in excess thereof. Any prepayment of the Advances outstanding shall be accompanied by a payment of all accrued and unpaid interest on the amount prepaid, all additional amounts required by Section 2.11, any applicable Prepayment Premiums and all outstanding indemnity Obligations of the Borrower, then due and owing under this Agreement through such Redemption Date.
(b)Removal of Collateral. Notwithstanding language herein to the contrary, in connection with giving effect to any release of Collateral (whether in connection with an Optional Prepayment pursuant to Section 2.10(a) above or pursuant to any other provision of this Agreement), the following conditions must be satisfied:
(i)no selection procedures are used with respect to identification of Fannie Mae MSRs to be sold or otherwise transferred or retained that are materially adverse to the Secured Parties;
(ii)no Borrowing Base Deficiency, Funding Base Deficiency, Potential Event of Default or Event of Default shall exist either prior to, or after giving effect to the prepayment of the applicable portion of the Advances outstanding and/or the release of the related Collateral (unless, in the case of a Borrowing Base Deficiency, Funding Base Deficiency or Potential Event of Default, (x) the amount of such deficiency is eliminated as a result of such prepayment and release or (y) the release is in connection with a sale of Fannie Mae MSRs to an unaffiliated third-party purchaser and the purchaser has agreed to pay the purchase price for the such Fannie Mae MSRs to the Administrative Agent as a prepayment of the Advances);
(iii)to the extent there are any changes thereto, the Administrative Agent shall have received an updated, true, accurate and complete Participation Certificate Schedule.

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Section 1.11Determination of Interest Rate.
(a)Interest Rate. Interest on the outstanding principal balance of the Advances shall accrue from the Closing Date at the Cost of Funds Rate. Any change in the rate of interest hereunder due to a change in the Cost of Funds Rate shall become effective as of the opening of business on the first day on which such change in the Cost of Funds Rate shall become effective. Each determination by the Administrative Agent of the Cost of Funds Rate shall be conclusive and binding for all purposes, absent manifest error. The Cost of Funds Rate applicable to an Interest Accrual Period shall be determined by the Administrative Agent as set forth herein.
(b)Increased Costs. If any Change in Law, (i) shall subject any Lender or the Administrative Agent (each of which, an “Affected Party”) to any Taxes (other than (x) Indemnified Taxes, (y) Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) shall impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party or (iii) shall impose any other condition affecting the rights of any Lender and the Administrative Agent hereunder, and in each case the result of which is to increase the cost to any Affected Party under this Agreement by an amount which the Affected party reasonably deems to be material, or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement below that which such Affected Party would have received but for such occurrence, then within [***] following the receipt of written demand by such Affected Party (provided that such Affected Party shall provide the Borrower and the Guarantor with notice within a reasonable period of time following such Affected Party’s discovery of such increased costs or reductions; provided further that Borrower shall not be required to compensate an Affected Party pursuant to this Section for any increased costs or reductions incurred more than 365 days prior to the date that such Affected Party notifies the Borrower and Guarantor of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.), the Borrower shall pay directly to such Affected Party such additional amount or amounts as calculated by such Affected Party in good faith as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered as reasonably determined by such Affected Party which determination shall be made in good faith and consistent with similarly situated customers of the applicable Affected Party under agreements having provisions similar to this Section 2.11(b) after consideration of such factors such Affected Party then reasonably determines to be relevant.
(c)Capital Adequacy. If any Change in Law regarding capital adequacy or liquidity by any Governmental Authority, central bank or comparable agency charged by Applicable Law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the date hereof, has or would have effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change, compliance or change (taking into consideration the policies of such Affected Party with respect to capital adequacy or liquidity) by an amount deemed by such Affected Party to be material, then within [***] following the receipt of written demand by such Affected Party, the Borrower shall pay directly to such Affected Party

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such additional amount or amounts as calculated by such Affected Party in good faith as will compensate such Affected Party for such reduction.
(i)If as a result of any event or circumstance similar to those described in Sections 2.11(a), 2.11(b) or 2.11(c), any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within [***] following the receipt of written demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it.
(ii)In determining any amount provided for in this Section 2.11, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim or demand under this Section 2.11 shall submit to the Borrower a certificate as to such additional or increased cost or reduction showing the basis for such claim or demand in reasonable detail including calculation thereof, which certificate shall be conclusive absent manifest error. If any material amounts are required to be paid by the Borrower pursuant to Section 2.11(b) or (c) the Borrower shall be entitled to, upon written notice (which notice shall be received within [***] after the applicable demand or claim), terminate the Affected Party’s Commitment, and on the date of receipt by the Administrative Agent of such written notice, such Affected Party’s Commitment will automatically terminate and all Advances held by such Affected Party will be immediately due and payable (without the imposition of any penalty, breakage costs or exit fees, including the Prepayment Premium with respect to such Advances). Each notice delivered by the Borrower pursuant to this Section shall be irrevocable and any termination of any Commitments shall be permanent.
(d)Effect of Benchmark Transition Event.
(i)Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any other Transaction Document in respect of such determination on such date and all determinations on all subsequent dates. Benchmark Replacement will become effective at [***] after the date notice of such Benchmark Replacement is provided to the parties under Section 2.11(d)(iii) below without any amendment to this Agreement or further action or consent of any other party to this Agreement or any other Transaction Document.
(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the parties of (i) any occurrence of a

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Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.11(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Transaction Document.
(e)Indemnification. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender sustains or incurs as a consequence of (i) any default by the Borrower in payment of the principal of or interest on an Advance, including any such loss or expense arising from interest or fees payable by a Lender to lenders of funds obtained by it in order to maintain its Advances based on the applicable Benchmark hereunder, (ii) any prepayment (whether voluntary or mandatory) of an Advance on a day that is not the last day of an Interest Accrual Period, including such loss or expense arising from interest or fees payable by a Lender to lenders of funds obtained by it in order to maintain its Advances based on the applicable Benchmark hereunder, (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Cost of Funds Rate to a Benchmark Replacement rate or the Alternative Rate (or any other conversion of the Cost of Funds Rate, including a Benchmark Replacement upon the occurrence of a Benchmark Transition Event and the corresponding Benchmark Replacement Date in accordance with this Section 2.11) with respect to any Advance on a date other than the last day of an Interest Accrual Period, and (iv) interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain its Advances based on the applicable Benchmark hereunder; provided, however, the Borrower shall not indemnify any applicable Lender from any loss or expense arising from such Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Advances and the satisfaction of all other Obligations of the Borrower and termination of this Agreement.
(f)Illegality. Notwithstanding any other provision of this Agreement, in the event that any Lender shall have reasonably determined in good faith and is advised by counsel that any Change in Law shall make it unlawful for such Lender to fund or maintain any Advance by compliance by such Lender in good faith with any Law, then such Lender shall promptly notify the Administrative Agent and the Borrower, following which (i) such Lender’s obligation to fund any Advance shall be suspended until such time as such Lender may again fund and maintain its Advances hereunder, (ii) if a Notice of Borrowing has been submitted pursuant to Section 2.4(a) but the affected Advance has not been funded, the Borrower may revoke such Notice of Borrowing by giving written notice to the Administrative Agent thereof on the same day that the Borrower and Guarantor was notified by the Lender pursuant to this Section 2.11(f) and (iii) if such Law shall so mandate, such Lender’s outstanding Advances shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower to such Lender under this Agreement (in each case, without the imposition of any penalty, breakage costs, or exit fees, including but not limited to Prepayment Premiums), on the last day of the Interest Accrual Period with respect to such Advances (or before such date as shall be mandated by such Law), it being acknowledged that any amounts prepaid pursuant to clause (c) above may be paid with an Advance or Advances made with an interest rate calculated by reference to the Alternative Rate.
Section 1.12Payments and Computations. (a) The Borrower (through the Administrative Agent pursuant to Section 2.7) shall make each payment and prepayment hereunder in respect of principal, interest, expenses, indemnities, fees or other Obligations due from the Borrower to the Administrative Agent or any Lender not later than [***] in Dollars to

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the Administrative Agent at its address referred to in Section 10.3 or to the Administrative Agent’s Account in immediately available, same-day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Transaction Documents to more than one Lender, then to such Lenders ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, then to such Lender, in each case to be applied in accordance with Section 2.7. All computations of interest based on SOFR shall be made by the Administrative Agent on the basis of a year of 360 days in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest based on the Alternative Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(a)All payments to be made in respect of fees due hereunder to the Administrative Agent or any Lender from the Borrower shall be made pursuant to Section 2.7, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature (other than with respect to Taxes pursuant to Section 2.14), and an action therefor shall immediately accrue.
Section 1.13Payment on Non-Business Days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.
Section 1.14Taxes.
(a)Defined Terms. For purposes of this Section 2.14 the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Loan Parties. Each Loan Party shall indemnify each Recipient, within [***] demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under

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this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, [***] demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.8 relating to the maintenance of the Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent a certified copy (if available) or a copy certified by such Loan Party of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Recipients.
(i)Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

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(ii)Without limiting the generality of the foregoing,
(A)any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;
(B)any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or Administrative Agent) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate (in a form reasonably acceptable to the Borrower) to the effect that such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)to the extent a Recipient is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9 or other certification documents from each beneficial owner, as applicable; provided that if the Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

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(C)any Recipient which is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Recipient under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, Guarantor and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.14(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional

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amounts with respect to such Tax had never been paid. This Section 2.14(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
Section 1.15Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)The Minimum Utilization Fee and the Non-Usage Fee shall cease to accrue on the Commitment of such Defaulting Lender; and
(ii)the Commitment and Advances of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.2); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
(a)If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent shall so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender shall purchase at par such of the Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Commitment, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
Section 1.16Security Interest. (a) Subject to the terms of the Fannie Mae Acknowledgment Agreement, the Borrower hereby grants, pledges and assigns to the Administrative Agent (on behalf of and for the ratable benefit of each Secured Party) as security for the payment and performance by the Borrower of the Obligations, a security interest in all of the Borrower’s right, title and interest in, to and under, in any case, whether now held or hereafter acquired:
(i)the Participation Certificate;
(ii)the Contribution Agreement Collateral and all right, title and interest of the Borrower in the Contribution Agreement;
(iii)all Accounts, Contracts, Chattel Paper, Documents, General Intangibles, Goods (including all of its Equipment, Fixtures and Inventory), together with all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor, Instruments, Insurance, Intellectual

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Property, Investment Related Property (including, without limitation, Deposit Accounts), Letter of Credit Rights, Money, Receivables and Receivables Records, Commercial Tort Claims, any other investments and investment property, to the extent not otherwise included in the foregoing, all other personal property of any kind and all Records, Collateral support and Supporting Obligations relating to any of the foregoing;
(iv)the Transaction Documents, including any rights to receive payments thereunder or any rights to collateral thereunder; and
(v)to the extent not otherwise included in the foregoing, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (collectively, (i)-(v), the “Borrower Collateral”).
(a)Subject to the terms of the Fannie Mae Acknowledgment Agreement and to the interests of the Borrower pursuant to the Contribution Agreement, the Guarantor hereby grants, pledges and assigns to the Administrative Agent (on behalf of and for the ratable benefit of each Secured Party) as security for the payment and performance by the Borrower of the Obligations and the Guarantor of the Guaranteed Obligations, a security interest in all of the Guarantor’s right, title and interest in, to and under, in any case, whether now held or hereafter acquired:
(i)the Collection Account and all sums from time to time on deposit therein;
(ii)each Approved Subservicing Agreement to the extent it relates to the Mortgage Loans;
(iii)all rights to have and receive any of the Collateral described above, all accessions or additions to and substitutions for any of such Collateral, together with all renewals and replacements of any of such Collateral;
(iv)all Records relating to the Fannie Mae MSRs and Servicing Income and all Proceeds of the foregoing, including all insurance and claims for insurance effected or held for the benefit of the Guarantor or the Administrative Agent in respect of any Fannie Mae MSRs, in each case whether now existing or hereafter arising, accruing or accrued, but excluding, for the avoidance of doubt, any Servicing Advance Receivables (collectively, (i)-(iv), the “Guarantor Collateral”).
(b)The parties acknowledge that Fannie Mae has certain rights under the Fannie Mae Acknowledgment Agreement, including the right to cause the Guarantor to transfer servicing to a transferee servicer under certain circumstances as more particularly set forth therein. The transferee servicer shall have all the rights and remedies against the Guarantor and the Guarantor Collateral as set forth herein and under the UCC.
(c)The Administrative Agent acknowledges that the security interest granted to it in the Guarantor Collateral is subordinate to the security interest granted to the Borrower under the Contribution Agreement.
(d)The Administrative Agent has irrevocably waived the right to opt into UCC Article 8 treatment such that the Borrower Collateral shall not be characterized as a “certificated security” under the UCC and none of the Administrative Agent or any Lender, nor

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any of their respective successors or assignees is entitles to claim “protected purchase” status regarding the Borrower Collateral.
(e)Each of the Borrower and the Guarantor will promptly, at its own expense, execute and deliver such instruments and documents and deliver such financing and continuation statements and take such other actions as the Administrative Agent may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce the Administrative Agent’s and each Lender’s interests, rights and remedies under and with respect to the Transaction Documents (other than the Fannie Mae Acknowledgment Agreement), the Advances and the Collateral. To the extent any Loan Party has filed or caused the filing of any document as provided above, such Loan Party shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.
(f)If any Loan Party fails to perform any of its obligations in this Section 2.16, then the Administrative Agent may (but shall not be required to) perform or cause to be performed such obligation, and the costs and expenses incurred by the Administrative Agent in connection therewith shall be payable by the Borrower. Without limiting the generality of the foregoing, if any Loan Party fails to perform any of its obligations, the Loan Parties authorize the Administrative Agent, at the option of the Administrative Agent and the expense of the Borrower, at any time and from time to time, to take all actions and pay all amounts that the Administrative Agent reasonably deems necessary or appropriate to protect, enforce, preserve, insure, service, administer, manage, perform, maintain, safeguard, collect or realize on the Collateral, including the right to liquidate the Collateral, and the Administrative Agent’s Liens and interests therein or thereon and to give effect to the intent of the Transaction Documents. No Potential Event of Default or Event of Default shall be cured by the payment or performance of any such obligation by the Administrative Agent on behalf of any Loan Party. The Administrative Agent may make any such payment in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, Tax Lien, title or claim except to the extent such payment is being contested in good faith by a Loan Party in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.
(g)Upon Payment in Full, the Administrative Agent shall release its security interests in the Collateral and promptly file termination statements with respect to each financing statement filed pursuant to this Section 2.16 and take such other action as may reasonably be requested by the Borrower to evidence such release.
Section 1.17Limited Pledge of Certain Collateral. Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, the pledge by the Borrower of its right, title and interest in the Participation Certificate and the Contribution Agreement Collateral shall only secure Obligations incurred for (i) the purposes of securing (a) a warehouse line of credit and used for one of the purposes set forth in clauses (b) or (c), (b) a loan whose proceeds have been or will be used to acquire or retain through its origination activities rights in the Fannie Mae Servicing Contract in accordance with the provisions of the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide by the Guarantor or (c) a loan whose proceeds have been or will be used to purchase from another mortgage banking company the contract right to service Mortgage Loans, or to purchase assets of, or stock issued by, such company, or (ii) any other purpose which Fannie Mae, in its sole and absolute discretion, considers to be consistent with the purposes of the Fannie Mae Acknowledgment Agreement an; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Fannie Mae supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Fannie Mae Servicing

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Contract, Fannie Mae Acknowledgment Agreement, Subordination of Interest Agreement or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; and provided further that the security interest created hereby in the Participation Certificate or the Contribution Agreement Collateral is and shall be subject to the following condition and such provision below shall be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the Fannie Mae Acknowledgment Agreement or the Subordination of Interests Agreement):
“The Security Interest described in this financing statement is subordinate to all rights of Fannie Mae under (i) the terms of an Acknowledgment Agreement, with respect to the Security Interest (as defined therein) among Fannie Mae, loanDepot FA Agency MSR, LLC, loanDepot.com, LLC (the “Debtor”) and Goldman Sachs Bank USA, as Administrative Agent for Lenders, (ii) the terms of a Subordination of Interest Agreement, with respect to the Security Interest (as defined therein) among Fannie Mae, loanDepot FA Agency MSR, LLC and the Debtor and (ii) the Mortgage Selling and Servicing Contract, the Fannie Mae Selling Guide, the Fannie Mae Servicing Guide and all supplemental servicing instructions or directives provided by Fannie Mae, all applicable master agreements, recourse agreements, repurchase agreements, indemnification agreements, loss-sharing agreements, and any other agreements between Fannie Mae and the Debtor, and all as amended, restated or supplemented from time to time (collectively, the “Fannie Mae Lender Contract”), which rights include the right of Fannie Mae to terminate the Fannie Mae Lender Contract with or without cause and the right to sell, or have transferred, the Servicing Rights.”
Article III

CONDITIONS OF LENDING AND CLOSING
Section 1.1Conditions Precedent to Closing. The effectiveness of this Agreement and the obligations of the parties hereto are subject to the condition precedent that the Lenders shall have received or waived receipt of the following on or prior to the Closing Date (unless otherwise noted):
(a)Transaction Documents and other Closing Documents. Each of the Transaction Documents (other than the Account Control Agreement) shall be executed on or before the Closing Date, shall be in full force and effect and all consents, waivers and approvals necessary for the consummation of the transactions contemplated thereby shall have been obtained and shall be in full force and effect, and the Administrative Agent shall have received a duly executed counterpart thereof.
(b)Know Your Customer Information. The Administrative Agent shall have received (i) all documentation and other information required by regulatory authorities under applicable “Know Your Customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Guarantor or the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower and Guarantor [***] prior to the Closing Date (or such shorter period as may be agreed by the Administrative Agent), a Beneficial Ownership Certification in relation to the Guarantor or the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

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(c)Payment of Fees. On or prior to the Closing Date, the Loan Parties shall have paid all fees previously agreed in writing to be paid on or prior to the Closing Date.
(d)Evidence of Insurance. The Administrative Agent shall have received certification evidencing coverage under the insurance policies referred to in Section 5.1(s) and evidence that the Guarantor has added Administrative Agent as loss payee on the fidelity bond and errors and omissions policies.
(e)Security Interest. Evidence that all other actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect Administrative Agent’s interest in the Collateral have been taken, including duly authorized Uniform Commercial Code financing statements on Form UCC-1 which shall be filed immediately following confirmation of closing.
(f)Organizational Documents. A certificate of the secretary or assistant secretary (or similar officer) of each Loan Party, in form and substance acceptable to Administrative Agent, certifying copies of each Loan Party’s certificate of formation, limited liability company agreement or other operating agreement (as the case may be) (or equivalency constitutional documents) and resolutions adopted by the board of managers (or similar managing body) approving the Transaction Documents and Transactions thereunder, and all documents evidencing other necessary limited liability company action or governmental approvals as may be required in connection with the Transaction Documents.
(g)Good Standing Certificate. A certified copy of a good standing certificate or equivalent from the jurisdiction of organization of each Loan Party, dated no earlier than the date [***] prior to the Closing Date.
(h)Incumbency Certificate. An incumbency certificate of the secretary or assistant secretary (or similar officer) of each Loan Party, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Transaction Documents.
(i)Due Diligence Review. The Administrative Agent shall have completed, to its satisfaction, its due diligence review of each Loan Party, the Collateral, Fannie Mae and such other matters as the Administrative Agent and the Lenders shall have determined in the exercise of their reasonable discretion are necessary and proper for the execution, delivery and performance under this Agreement and the other Transaction Documents.
(j)Legal Opinions. The Administrative Agent shall have received usual and customary legal opinions in form and substance satisfactory to Administrative Agent and its counsel (including, but not limited to, those regarding corporate matters, enforceability and security interest perfection).
Section 1.2Conditions Precedent to All Advances. The obligation of each Lender to make or participate in each Advance (including the initial Advances hereunder) shall be subject, at the time thereof, to the satisfaction of the following conditions:
(a)Representations and Warranties. All of the representations and warranties of each Loan Party contained in this Agreement and the other Transaction Documents shall be true and correct in all material respects (except to the extent (x) such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and (y) any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall

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be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Advance.
(b)No Event of Default; No Potential Event of Default. No Potential Event of Default or Event of Default has occurred and is continuing or would occur or be continuing immediately after giving effect to such Advance.
(c)No Borrowing Base Deficiency or Funding Base Deficiency. No Borrowing Base Deficiency or Funding Base Deficiency shall exist immediately prior and after giving effect to such Transaction.
(d)Availability Period. The Availability Period shall not have terminated, nor shall it have terminated immediately after giving effect to such Advance.
(e)Notice of Borrowing. In accordance with Section 2.4, the Administrative Agent shall have received a properly completed Notice of Borrowing and a Borrowing Base Certificate.
(f)Requirements of Law. None of the Administrative Agent or any Lender shall have determined that the introduction of any Applicable Law or a Change in Law or in the interpretation or administration of any Applicable Law applicable to the Administrative Agent or such Lender has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for the Administrative Agent or such Lender to make any Advance.
(g)No Material Adverse Change. Since the Closing Date, there has been no Material Adverse Change that has not been waived by the Administrative Agent.
(h)Collection Agreement. The Collection Account shall have been established with the Account Bank and the Administrative Agent shall have received from the Guarantor a fully executed Account Control Agreement in form and substance satisfactory to the Administrative Agent.
(i)Fees. The Administrative Agent and each Lender shall have received payment in full of all fees and expenses which are due and payable hereunder to the Administrative Agent or such Lender on or before such date.
(j)Maximum Draw. After the Closing Date and the initial Advance, no more than the Maximum Borrowing Percentage of the Aggregate Commitment Amount may be drawn [***], unless otherwise agreed by the Administrative Agent.
Article IV

REPRESENTATIONS AND WARRANTIES
Section 1.1Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants to the Administrative Agent and each Lender as follows:
(a)Organization; Corporate Powers. Each Loan Party (i) is a duly organized and validly existing limited liability, in good standing under the laws of the State of Delaware, (ii) has the requisite limited liability company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified, in good standing and is authorized to do business in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in

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jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.
(b)Authority and Enforceability. Each Loan Party has the limited liability company power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is party and has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is party. Each Loan Party has duly executed and delivered each Transaction Document to which it is party and each Transaction Document to which it is party constitutes the legal, valid and binding agreement and obligation of it enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(c)Equity Interests and Ownership. The ownership structure chart provided by the Guarantor to the Administrative Agent on December 1, 2023 correctly sets forth the ownership interest of the Guarantor and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date. As of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Loan Party is a party requiring, and there is no membership interest or other Equity Interests of any Loan Party outstanding which upon conversion, exchange or exercise would require, the issuance by any Loan Party of any additional membership interests or other Equity Interests of such Loan Party or other Securities convertible into or exchangeable or exercisable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of such Loan Party, and no Securities or obligations evidencing any such rights are authorized, issued or outstanding.
(d)No Conflict. The execution, delivery and performance by each Loan Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents do not and shall not (i) violate (w) any Applicable Law, (x) any of the Organizational Documents of such Loan Party, (y) any order, judgment, injunction or decree of any court or other agency of government binding on such Loan Party, or (ii) violate, result in a breach of or constitute (including with due notice or lapse of time or both) any indenture, loan agreement, warehouse line of credit, repurchase agreement, mortgage, deed of trust, servicing contract or any other material contractual obligation of such Loan Party except to the extent such violation, breach or default would not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Transaction Documents in favor of the Administrative Agent on behalf of the Secured Parties); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any material contractual obligation of such Loan Party, except for such approvals or consents which have been obtained on or before the Closing Date.
(e)Government Approvals. Except any which have been obtained, no order, consent, authorization, approval, license, or validation of, or filing recording, registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to: (i) the execution, delivery and performance by each Loan Party of any Transaction Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Transaction Document to which any Loan Party is a party.
(f)Solvency. Each Loan Party is solvent and will not be rendered insolvent as a result of entering into any Transaction and, after giving effect to each Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. No Loan Party intends to incur, nor believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating, and is not aware of any Person threatening, the

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commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. No Loan Party is selling and/or pledging any Collateral with any intent to hinder, delay or defraud any of its creditors.
(g)True and Complete Disclosure.
(i)All information, reports, exhibits, schedules, financial statements or certificates furnished in writing by or on behalf of the Guarantor or any of its Subsidiaries to the Administrative Agent in connection with the initial or any ongoing due diligence of the Guarantor and its Subsidiaries, or the negotiation, preparation, or delivery of the Transaction Documents, are true and complete in all material respects. The written information (other than financial projections, forward looking statements, and information of a general economic or industry specific nature) that has been made available to the Administrative Agent or any Lender by or on behalf of the Guarantor or any of its Subsidiaries in connection with the Transactions hereunder, when taken as a whole, does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made; provided that with respect to projected financial information, the Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections as to future events are not to be viewed as facts and that actual financials during the period or periods covered by any such projections may differ from the projected results.
(ii)As of the Closing Date, to the best knowledge of the Loan Parties, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
(h)Financial Statements. The financial statements of the Guarantor delivered to the Administrative Agent on or prior to the Closing Date fairly present in all material respects the assets, liabilities and financial position of the Guarantor as at the dates of such financial statements, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). For the avoidance of doubt, the financial statements described in the preceding sentence (the receipt of which is hereby acknowledged by the Administrative Agent) consist of copies of (i) each of the Guarantor’s balance sheets for the fiscal years ended December 31, 2021 and December 31, 2022 and the related statements of income, cash flows, and members’ equity for the Guarantor for such fiscal years, with the opinion thereon of the Guarantor’s independent auditors and (ii) the Guarantor’s balance sheet for the quarterly fiscal period of the Guarantor ended March 31, 2023 and the related statement of income for the Guarantor for such quarterly period. All such financial statements are complete and correct and fairly present, in all material respects, the financial condition of the Guarantor and the results of its operations as at such dates and for such periods, all in accordance with GAAP (subject to the absence of footnotes for interim financial statements) applied on a consistent basis. The Guarantor had, on the date of the statements delivered pursuant to this clause (h) no material liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or material liabilities for taxes, leases or unusual forward or commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Guarantor except as heretofore disclosed to the Administrative Agent in writing.

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(i)Litigation. There is no action, proceeding or investigation pending involving the Guarantor or any of its Subsidiaries or, to the best of its knowledge, threatened against the Guarantor or any of its Subsidiaries before any Governmental Authority or Fannie Mae (i) asserting the invalidity of this Agreement, any Transaction Document or any transaction contemplated hereunder, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Document or any transaction contemplated hereunder, (iii) making a claim individually or in the aggregate that would reasonably be expected to result in a Material Adverse Effect if adversely determined, (iv) as to which there is a reasonable likelihood of an adverse decision that the Guarantor reasonably believes will result in a Material Adverse Effect on the Collateral, or that questions the validity or enforceability of the Fannie Mae Servicing Contract or the performance by any Loan Party of its obligations under this Agreement, any Transaction Document or any Transaction contemplated hereunder.
(j)Use of Proceeds. The Loan Parties will only use the proceeds of any Advance as permitted under Section 2.3. No part of the proceeds of any Advance will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than [***]% of the value of the assets of any Loan Party that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock. No Loan Party shall not use the proceeds of any Transaction to purchase any asset or securities from, or otherwise transfer the proceeds of the Transaction to, an “affiliate” of any Lender, as such term is defined in 12 C.F.R. Part 223.
(k)Accounts. The name and address of the Account Bank, together with the account number of the Collection Account and the Borrower’s Account is specified on Schedule I to the Agency Fee Letter, as updated pursuant to Section 8.1. The Loan Parties will keep the Collection Account and the Borrower’s Account segregated and such accounts will not be commingled.
(l)ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. The Guarantor is not (i) an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code or a “governmental plan” within the meaning of Section 3(32) of ERISA, (ii) subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans or (iii) holding assets that constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA.
(m)The Servicing Contract. To the extent permitted by Fannie Mae, the Guarantor has delivered to the Administrative Agent a copy of (i) the Fannie Mae Servicing Contract (subject to redaction of certain provisions to the extent required by confidentiality restrictions) and (ii) all amendments, restatements, supplements or other modifications thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and all agreements and other material documents relating thereto that could reasonably be expected to adversely affect the value or marketability of the Collateral or the Administrative Agent’s interest therein or result in a Material Adverse Effect, and the Guarantor hereby represents and warrants that the copies delivered to the Administrative Agent by the Guarantor are true, correct and complete. Each such document to which the Guarantor is a party has been duly executed and delivered by the Guarantor and is in full force and effect, and no default or event of default (howsoever defined) has occurred and is continuing thereunder, except where the occurrence and

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continuance of such default or event of default would not reasonably be expected to result in a Material Adverse Effect.
(n)Form of Servicing Contract. The Fannie Mae Servicing Contract has been executed on Fannie Mae’s standard forms, which incorporates the related Fannie Mae Agency Guide with no amendment to the Fannie Mae Servicing Contract that would grant Fannie Mae additional or more favorable rights to terminate the servicer from those rights specified in the Fannie Mae Agency Guide.
(o)Taxes. Each Loan Party has duly and timely filed or caused to be duly and timely filed all federal and state income Tax returns and all other material Tax returns and reports required to be filed under Applicable Law, and has timely paid all Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax.
(p)Agreements. No Loan Party is a party to any agreement, instrument, or indenture or subject to any which is reasonably likely to have a Material Adverse Effect on such Loan Party. No Loan Party is in breach or default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a Material Adverse Effect.
(q)Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Agreement) of the Loan Parties existing on the Closing Date is as described in Schedule 4.1(q) to the Agency Fee Letter.
(r)No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(s)Investment Company Act. No Loan Party is required to register as an “investment company” within the meaning of the 1940 Act. Each Loan Party is relying on Section 3(c)(5)(c) or Section 3(c)(6) as the exemption from the definition of “investment company” of the 1940 Act.
(t)Properties; Security Interest. Each Loan Party has good title to, valid leasehold interests in, or valid licenses to use, all of its properties and assets necessary in the ordinary conduct of its business, including all of its Collateral, and its Collateral is free and clear of Liens other than Permitted Liens. Once executed and delivered, this Agreement creates, as security for the Obligations, a valid and enforceable and (coupled with the Account Control Agreement and the taking of all actions required hereunder and thereunder) perfected security interest in and Lien on all of the Collateral, in favor of the Administrative Agent, for the benefit of the Secured Parties.
(u)Environmental Matters. None of the Guarantor, any of its Subsidiaries, nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Guarantor nor any Subsidiary has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. To each Loan Party’s knowledge, there are and have been no conditions, occurrences, or Hazardous Materials activities which would reasonably be expected

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to form the basis of an Environmental Claim against the Guarantor or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Loan Party, nor to its knowledge, any of its Subsidiaries or any of their respective predecessors, have filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Mortgaged Property, and none of the Guarantor’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To each Loan Party’s knowledge, no event or condition has occurred or is occurring with respect to the Guarantor or any of its Subsidiaries relating to any Environmental Law, any release of Hazardous Materials or any Hazardous Materials activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect. No Lien imposed pursuant to any Environmental Law has attached to any Collateral or Fannie Mae MSRs and, to the knowledge of each Loan Party, no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral or Fannie Mae MSRs.
(v)OFAC and PATRIOT Act. None of the Guarantor, any of its Subsidiaries, nor any of their officers, directors or employees appears on the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”) or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States, unless authorized by OFAC. Neither the Guarantor nor any of its Subsidiaries conducts business or complete transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. Neither the Guarantor nor any of its Subsidiaries will directly or indirectly use the proceeds from this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. Neither the Guarantor nor any of its Subsidiaries is in violation of Executive Order No. 13224 or the PATRIOT Act.
(w)Foreign Corrupt Practices Act. None of the Guarantor, any of its Subsidiaries, or any director, officer, agent or employee of any Loan Party, has used any of the proceeds of any Advance (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Guarantor or any Subsidiary conducts its business and to which they are lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(x)Servicing Contract. The Fannie Mae Servicing Contract is in full force and effect, and Guarantor has not been terminated as the servicer under the Fannie Mae Servicing Contract.
(y)Risk Management Policy. The Guarantor has duly adopted, in accordance with its internal risk policies, a risk management policy, which is in full force and effect.
(z)Agency Approvals; Servicing Facilities. The Guarantor has adequate financial standing, facilities, procedures and experienced personnel necessary for the prudent oversight of subservicers to ensure the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices. The Guarantor is approved by Fannie Mae as an approved lender. The Guarantor is in

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good standing, with no event having occurred, including a change in insurance coverage which would either make the Guarantor unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to Fannie Mae. Should the Guarantor for any reason cease to possess all such applicable approvals, or should any such notification to Fannie Mae be required, the Guarantor shall immediately notify Administrative Agent immediately in writing.
(aa)Representations Concerning the Collateral.
(i)No Loan Party has assigned, pledged, conveyed, or encumbered any of its Collateral hereunder to any other Person (except (i) to the extent any such pledge has been released prior to the grant of any security interest thereon hereunder and (ii) the sale and contribution of the Participation Certificate and the security interest granted by the Guarantor in favor of the Borrower pursuant to the Contribution Agreement), and each Loan Party is the sole holder/owner of its Collateral and has good and marketable title thereto, free and clear of all Liens other than Permitted Liens and has full power and authority, subject to Fannie Mae Requirements, the Fannie Mae Acknowledgment Agreement and the Subordination of Interest Agreement, to grant to the Administrative Agent the security interest in its Collateral pursuant hereto.
(ii)All information concerning all Fannie Mae MSRs set forth on a Participation Agreement Schedule or Schedule of MSRs will be complete and correct in all material respects as of the date of such Participation Agreement Schedule or Schedule of MSRs, as applicable.
(iii)(x) Upon the filing of financing statements on Form UCC-1 naming the Administrative Agent as “Secured Party” and the applicable Loan Party (as applicable) as “Debtor”, and describing its Collateral, in the appropriate jurisdictions, the Administrative Agent, for the benefit of the Secured Parties, will have a duly perfected first priority security interest under the UCC in all right, title, and interest of such Loan Party in, to and under, subject, in all cases, to the Fannie Mae Requirements, its Collateral to the extent a security interest therein can be perfected by a UCC filing and (y) upon the execution and delivery of the Account Control Agreement, the Administrative Agent, for the benefit of the Secured Parties will have a duly perfected security interest under the UCC in all right, title and interest of the Guarantor in, to and under the Collection Account.
(iv)All filings and other actions necessary to perfect the security interest in the Collateral created under this Agreement under the UCC have been duly made or taken and are in full force and effect.
(v)Subject only to the Fannie Mae Requirements, each Loan Party has the full right, power and authority to pledge its Collateral.
(ab)Financial Covenants. The Financial Covenants are consistent with the financial covenants in each of the Guarantor’s repurchase agreements and credit facilities with any Person.
(ac)Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
(ad)Plan Assets; Prohibited Transactions. Neither the Guarantor or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset

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Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Advance, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Article V

COVENANTS
Section 1.1Affirmative Covenants. Each applicable Loan Party covenants and agrees that, until Payment in Full:
(a)Financial Covenants. The Guarantor shall maintain the Financial Covenants.
(b)Reporting Requirements. The Guarantor will furnish to the Administrative Agent for delivery to each Lender:
(i)within (A) ninety (90) days after the close of each fiscal year of the Guarantor, the unqualified audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, of members’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year, prepared in accordance with GAAP by a Nationally Recognized Accounting Firm and (B)  forty-five (45) days after the end of each of its fiscal quarters, the unaudited consolidated balance sheets and income statements for such fiscal quarter on a year-to-date basis for the Guarantor and its consolidated Subsidiaries;
(ii)at the time of delivery of the financial statements described pursuant to clause (i), a Compliance Certificate;
(iii)substantially concurrently with any addition, removal, or replacement Fannie Mae MSRs, an updated true, accurate and complete Participation Certificate Schedule; and
(iv)promptly following any request therefor, (x) such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party, or compliance with the terms of this Agreement, including monthly account statements relating to the Collection Account to the extent not received from the Account Bank, as the Administrative Agent or any Lender (through Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.
(c)Servicing Contract Amendments.
(i)Within [***] after a Responsible Officer of the Guarantor becomes aware of an amendment to the Fannie Mae Servicing Contract, to the extent permitted by Fannie Mae, the Guarantor shall deliver to the Administrative Agent for delivery to each Lender copies of any such amendment.

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(ii)Should the Guarantor for any reason cease to possess all applicable Fannie Mae approvals, or should notification to Fannie Mae be required, the Guarantor shall immediately notify Administrative Agent immediately in writing.
(d)Change in Responsible Officer. Promptly, [***] after there is any change in any of its chief executive officer or chief financial officer, as applicable, the Guarantor shall notify the Administrative Agent thereof.
(e)Notice of Material Events. Promptly ([***]) upon a Responsible Officer of any Loan Party obtaining knowledge of: (A) any condition or event that constitutes an Event of Default or that notice has been given to any Loan Party with respect thereto; (B) any condition or event that constitutes an “event of default” under any Material Indebtedness or that notice has been given to any party thereunder with respect thereto; (C) the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected have a Material Adverse Effect; (D) the commencement of, or any determination in, any Proceeding with respect to the Guarantor or any of its Subsidiaries that, if adversely determined could be reasonably expected to have a Material Adverse Effect; or (E)  the occurrence of any event or change that has results in or could reasonably be expected to result in a Material Adverse Effect, the applicable Loan Party shall deliver to the Administrative Agent a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by the applicable Loan Party and the nature of such claimed Event of Default, event or condition, ERISA Event or Material Adverse Effect and what action any Loan Party has taken, is taking and proposes to take with respect thereto.
(f)Maintenance of List Fannie Mae MSRs. The Guarantor shall at all times maintain a current list (which may be stored in electronic form) of all Fannie Mae MSRs.
(g)Records. Each Loan Party shall collect and maintain or cause to be collected and maintained all Records relating to its Collateral in accordance with industry custom and practice for assets similar to such Collateral, and all such Records of the Guarantor shall be in the Guarantor’s possession or the possession of an Approved Subservicer, document custodian, attorney or other third party in accordance with Accepted Servicing Practices unless otherwise consented to in writing by the Administrative Agent. The Guarantor will not allow any such papers, records or files that are an original or an only copy to leave the Guarantor’s or Approved Subservicer’s possession, unless the Administrative Agent otherwise approves. The Guarantor will maintain all such Records in good and complete condition in accordance with industry practices for assets similar to the Collateral and preserve them against loss.
(i)The Guarantor shall hold or cause to be held (by Approved Subservicers or otherwise) all Records related to the Fannie Mae MSRs in trust for the Administrative Agent. The Guarantor shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Administrative Agent granted hereby.
(ii)Upon reasonable advance notice from the Administrative Agent, the Guarantor shall or shall cause Approved Subservicers to make any and all such Records available to the Administrative Agent to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, subject in all respects to the Fannie Mae Requirements (in the case of Fannie Mae MSRs) and Applicable Laws.
(h)Books. Each Loan Party shall keep or cause to be kept in reasonable detail books and records of account of its assets and business.

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(i)UCC Matters; Protection and Perfection of Security Interests. Each Loan Party shall promptly notify the Administrative Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure or (iii) in the jurisdiction of its organization, in each case, within [***] of such change. Each Loan Party agrees that from time to time, at the Borrower’s cost and expense, to promptly execute and deliver all further instruments and documents, and take all further action reasonably required by the Administrative Agent (x) to perfect, protect or more fully evidence the Administrative Agent’s security interest in the Collateral acquired by any Loan Party or (y) to enable the Administrative Agent to exercise or enforce any of its rights hereunder, under any other Transaction Document. Without limiting the Loan Parties’ obligation to do so, each Loan Party hereby irrevocably authorizes the filing of such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as the Administrative Agent may reasonably require. Each Loan Party hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, naming such Loan Party as debtor, relative to all or any of the Collateral now existing or hereafter arising without the signature of such Loan Party where permitted by law. A carbon, photographic or other reproduction of this Agreement, or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement.
(j)Access to Certain Documentation and Information Regarding the Collateral. Each Loan Party shall permit the Administrative Agent or its duly authorized representatives or independent contractors, upon reasonable advance notice to such Loan Party, as applicable, and subject to all Fannie Mae procedures and restrictions, (i) access to documentation that such Loan Party may possess regarding the Fannie Mae MSRs, (ii) to visit such Loan Party, and to discuss its affairs, finances and accounts (as they relate to their respective obligations under this Agreement and the other Transaction Documents) with such Loan Party, its officers and independent accountants (subject to such accountants’ customary policies and procedures) and (iii) to examine the books of account and records of such Loan Party, as they relate to the Collateral and the Fannie Mae MSRs, to make copies thereof or extracts therefrom, all at such reasonable times and during regular business hours of such Loan Party. The Administrative Agent may perform the functions set forth above no more than once per year, or at any time following (x) an Event of Default or (y) following delivery by the Servicing Diligence Agent to the Administrative Agent of notice that any material adverse effect with respect to the Mortgage Loans is reasonably likely to occur, in either case, at the Administrative Agent’s determination, and under any circumstance, at the cost and expense of the Borrower. Such representatives or independent contractors shall use commercially reasonable efforts to avoid interruption of the normal business operations of the Loan Parties. Notwithstanding anything to the contrary in this Section 5.1(j), (A) no Loan Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or nonfinancial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding confidentiality agreement or the Fannie Mae Requirements or (z) is subject to attorney-client or similar privilege or constitutes attorney work product and (B) so long as an Event of Default has not occurred, the Guarantor shall have the opportunity to participate in any discussions with the Guarantor’s independent accountants.
(k)Existence and Rights; Compliance with Laws; Agency Approvals.
(i)Each Loan Party shall preserve and keep in full force and effect its limited liability company existence, and any material rights, permits, patents, franchises, licenses, approvals and qualifications required for it to conduct its business activities.

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(ii)Each Loan Party shall comply with all Applicable Laws except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
(iii)The Guarantor shall maintain its status with Fannie Mae as an approved lender, and shall be in good standing with Fannie Mae in accordance with Applicable Law and Fannie Mae Requirements.
(iv)The Guarantor shall service all Fannie Mae MSRs in accordance with the Fannie Mae Agency Guide in all material respects.
(v)Should the Guarantor, (x) receive written notice of any default or notice of termination of servicing for cause under the Fannie Mae Servicing Contract, or (y) for any reason, cease to possess all Fannie Mae Requirements, or should notification to Fannie Mae as described in Section 4.1(z) be required, the Guarantor shall so notify Administrative Agent in writing within [***]. Notwithstanding the preceding sentence, the Guarantor shall take all necessary action to maintain all of its Fannie Mae Requirements at all times during the term of this Agreement.
(l)Taxes. The Guarantor shall and shall cause each of its Subsidiaries to duly and timely file or cause to be duly and timely filed, all federal and state income Tax returns and all other material Tax returns required to be filed under Applicable Law, and shall pay when due all Taxes imposed upon it or any of its respective properties or which it is required to withhold and pay over, and provide evidence of such payment to the Administrative Agent if requested; provided that neither the Guarantor nor any Subsidiary shall be required to pay any such Tax that is being contested in good faith by proper actions diligently conducted if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a Tax that has or may become a Lien that is not a Lien permitted hereunder against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.
(m)Maintenance of Properties. Each Loan Party shall ensure that its material properties and equipment used or useful in its business in whosoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.
(n)[***].
(o)Termination of Servicing Notice. The Guarantor shall give notice to the Administrative Agent promptly [***] after receipt of notice or knowledge by a Responsible Officer of (i) any default, notice of termination of servicing for cause or notice of any other matter materially and adversely affecting the Fannie Mae MSRs or (ii) any resignation of servicing, termination of servicing or notice of resignation of or termination of servicing, in each case, under the Fannie Mae Servicing Contract or other servicing contract regardless of whether such agreement or the rights thereunder constitute “Collateral”.
(p)Subservicing. The Guarantor shall maintain adequate financial standing, facilities, procedures and experienced personnel necessary for the prudent oversight of subservicers to ensure the sound servicing of mortgage loans of the same types as may from time

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to time constitute Mortgage Loans and in accordance, in all material respects, with Accepted Servicing Practices and the terms of the Fannie Mae Servicing Contract.
(q)Quality Control. The Guarantor shall maintain an internal quality control program that tests, on a regular basis, the existence and accuracy of legal documents, credit documents, property appraisals, and underwriting decisions related to the origination, underwriting and servicing of the Mortgage Loans. Such program shall seek to evaluate and monitor the overall quality of the Guarantor’s underwriting and servicing activities. Such program shall guard against (i) dishonest, fraudulent, or negligent acts; and (ii) errors and omissions by officers, employees, or other authorized persons.
(r)Insurance. Each Loan Party shall maintain or cause to be maintained, at its own expense, insurance coverage as is customary, reasonable and prudent in light of the size and nature of the Borrower’s and its Subsidiaries’ business as of any date after the Closing Date. Each Loan Party shall be deemed to have complied with this provision if one of its Specified Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to the Borrower. Upon the request of the Administrative Agent at any time subsequent to the Closing Date, each Loan Party shall cause to be delivered to the Administrative Agent, a certification evidencing such Loan Party’s coverage under any such policies.
(s)Monthly Report. [***] to the related Monthly Payment Date, the Guarantor shall deliver to the Administrative Agent a report substantially in the form set forth on Exhibit D to the Agency Fee Letter (the “Monthly Report”) which shall contain:
(i)a detailed accounting of Collections for the immediately preceding Collection Period;
(ii)the number of Mortgage Loans as of the last date of the calendar month preceding the delivery of such Monthly Report;
(iii)the unpaid principal balance of the Mortgage Loans as of the first and last day of the calendar month preceding the delivery of such Monthly Report;
(iv)the unpaid principal balance of the Mortgage Loans acquired during the immediately preceding Collection Period as of the last day of such Collection Period;
(v)the aggregate scheduled and unscheduled principal payments made with respect to the Mortgage Loans during the immediately preceding Collection Period;
(vi)an updated Schedule of Eligible MSRs and Schedule of Ineligible MSRs;
(vii)a certification as to the Portfolio Delinquency Rate for each of the two previous calendar months; and
(viii)copies of all external valuation reports prepared by third-parties of the Fannie Mae MSRs, in each case since delivery of the prior Monthly Report.
Additionally, [***], the Guarantor shall deliver to the Administrative Agent a loan tape including, for each Mortgage Loan, the unpaid principal balance of each such Mortgage Loan as

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of the first and last day of the calendar month preceding the delivery of such Monthly Report and the Mortgage Loans acquired and/or paid off during such calendar month.
(t)Hedging Strategy. The Guarantor has implemented an interest rate hedging strategy for the purpose of providing protection against fluctuations in interest rates and will maintain such hedging strategy during the term of this Agreement.
(u)Subservicing.
(i)The Guarantor will enforce each Approved Subservicing Agreement in accordance with the terms thereof and all Fannie Mae Requirements and keep such Approved Subservicing Agreement in full force and effect. The Guarantor shall perform its obligations under each Approved Subservicing Agreement and shall not default under such Approved Subservicing Agreement.
(ii)The Guarantor shall promptly provide to the Administrative Agent copies of any material notice delivered or received under any Approved Subservicing Agreement, including notice of the occurrence of any event of default under or breach of such Approved Subservicing Agreement. The Guarantor will promptly deliver to the Administrative Agent a copy of every supplement, amendment, restatement, modification or waiver of any Approved Subservicing Agreements (for which the pricing information will be redacted) promptly (and in no event later [***]) after the same shall become effective.
(v)Borrower SPE Provisions. The Borrower shall comply with all provisions set forth on Exhibit A to the LLC Agreement (as defined in the Contribution Agreement).
Section 1.2Negative Covenants. Each applicable Loan Party covenants and agrees that, until Payment in Full:
(a)Liens. No Loan Party shall or create or suffer to exist any Lien on its Collateral other than Permitted Liens.
(b)Dividends, Etc. Other than Permitted Tax Distributions, the Guarantor shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of the Guarantor’s Equity Interests, or purchase, redeem or otherwise acquire for value any of its Equity Interests or any rights or options to acquire any such interest, (i) if any Potential Event of Default or Event of Default exists or will exist after giving effect thereto or (ii) if after giving effect thereto, the Guarantor would not be in compliance with the Financial Covenants on a pro forma basis.
(c)Prohibition of Fundamental Changes. No Loan Party shall (x) merge or consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), (y) enter into (or agree to enter into or permit any of its Subsidiaries to enter into) any Division Transaction or (z) sell all or substantially all of its assets.
(d)Material Change in Business. No Loan Party shall make any material change in the nature of its business as carried on at the Closing Date and business activities that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.
(e)Change in Organizational Documents. The Guarantor shall not amend, modify or otherwise change any of its Organizational Documents, except any such amendments, modifications or changes that could not reasonably be expected, individually or in the aggregate,

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to have a Material Adverse Effect. The Borrower shall not amend, modify or otherwise change any of its Organizational Documents, except any such amendments, modifications or changes that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Loan Party shall deliver written notice to the Administrative Agent within [***] of any amendment to its Organizational Documents.
(f)Transactions with Affiliates. The Guarantor shall not enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions contemplated by the Transaction Documents, (ii) any other transactions (including the lease of office space or computer equipment or software by a the Guarantor from an Affiliate and the sharing of employees and employee resources and benefits) (w) in the ordinary course of business or as otherwise permitted hereunder, (x) pursuant to the reasonable requirements and purposes of the Guarantor’s business, (y) upon fair and reasonable terms (and, to the extent material, pursuant to written agreements) that are consistent with market terms for any such transaction and (z) permitted by Sections 5.2(a), (b), (c) or (d), (iii) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Guarantor and its directors, officers, employees in the ordinary course of business and (iv) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Guarantor to the extent attributable to the ownership or operation of the Guarantor. The Borrower shall not enter into, or be a party to, any transactions with any of its Affiliates except the transactions contemplated by the Transaction Documents. For the avoidance of doubt nothing herein prohibits any Loan Party from making or paying any dividend or distribution to its members of shareholders on account of their equity interests in such Loan Party provided any such dividend or distribution does not violate the provisions of Section 5.2(b) hereof.
(g)Sale and Lease-Backs. The Guarantor shall not enter into any arrangement, directly or indirectly, with any Person whereby the Guarantor shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred if any Potential Event of Default or Event of Default exists or will exist after giving effect thereto (including that no Borrowing Base Deficiency or Funding Base Deficiency shall have occurred and be continuing at such time). The Borrower shall not enter into any arrangement, directly or indirectly, with any Person whereby the Borrower shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
(h)Fiscal Year. No Loan Party shall change its fiscal year-end from December 31 or change its method of determining fiscal quarters.
(i)Collection Account. The Guarantor shall not (i) close the Collection Account, (ii) permit any property that is not Collections to be deposited in the Collection Account or (iii) following (x) the end of the Availability Period, or (y) the occurrence and during the continuation of an Event of Default, (A) permit any Collections or other amounts received with respect to the Fannie Mae MSRs to be deposited into an account other than the Collection Account free and clear of all Fannie Mae rights and other restrictions on transfer under Fannie Mae guidelines or (B) withdraw funds from the Collection Account for any purpose without the Administrative Agent’s consent.
(j)Sales of Assets. Except as expressly permitted herein and in the Transaction Documents, no Loan Party shall sell, assign (by operation of law or otherwise) or otherwise Dispose of any the Fannie Mae MSRs or any interest therein (other than as required by

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Fannie Mae) if a Borrowing Base Deficiency shall exist or result therefrom or if the conditions set forth in Section 2.10(b) cannot be met at the time of such Disposition. Notwithstanding the foregoing, but subject to Section 2.10, (A) the Guarantor shall have the right to sell, assign or otherwise transfer to any Person any and all Mortgage Loans on a “servicing-released” basis, and after giving effect thereto, the servicing rights related thereto shall not be Fannie Mae MSRs, and (B) the Guarantor shall have the right to sell, assign or otherwise transfer to any Person the servicing rights related to any and all Mortgage Loans (and the servicing rights thereto shall not be Fannie Mae MSRs), to the extent such transaction is a voluntary partial cancellation of the Fannie Mae Servicing Contract pertaining to delinquent Mortgage Loans pursuant to a program sponsored by Fannie Mae or the Borrower makes any required prepayment pursuant to Section 2.10 resulting from such sale. The Guarantor and the Borrower shall promptly update the schedule to the Participation Certificate to reflect any such removal of Mortgage Loans.
(k)Investments. No Loan Party shall enter into any new Investments in the event that a Borrowing Base Deficiency, a Potential Event of Default or an Event of Default has occurred and is continuing would occur after giving effect to such new Investment.
(l)Modification of the Servicing Contract. Unless required by Fannie Mae or to the extent necessary to maintain the Fannie Mae Requirements, the Guarantor shall not consent with respect to the Fannie Mae Servicing Contract related to any Fannie Mae MSRs to amend, modify, waive any provision of or otherwise change the Fannie Mae Servicing Contract or enter into any new Fannie Mae Servicing Contract related to any Fannie Mae MSRs, except any such amendments, modifications, waivers or changes or any such new agreements or arrangements that could not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Collateral or the Administrative Agent’s interest therein or result in a Material Adverse Effect.
(m)Subservicing.
(i)The Guarantor shall not permit any of the Fannie Mae MSRs to be subject to any servicing contract or subservicing arrangement that is not an Approved Subservicing Agreement, other than as permitted by the Fannie Mae Servicing Contract, the Fannie Mae Requirements and subject to the prior written consent of Administrative Agent.
(ii)The Guarantor shall not, without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld or delayed: (x) cancel or terminate any Approved Subservicing Agreement (other than as required by Fannie Mae); or (y) supplement, amend, restate, modify or waive any term or condition any Approved Subservicing Agreement (other than as required by Fannie Mae) that would be materially adverse to the value of the Fannie Mae MSRs or the rights of the Administrative Agent or any Lender with respect to the Collateral. Notwithstanding the foregoing, subject in all respects to the Fannie Mae Requirements, the Guarantor may terminate any Approved Subservicer with respect to any or all of the Mortgage Loans or transfer subservicing from any Approved Subservicer with respect to any or all of the Mortgage Loans subserviced by such Approved Subservicer without the consent of the Administrative Agent provided that such subservicing is transferred to another Approved Subservicer under an Approved Subservicing Agreement.
(iii)The Guarantor shall not waive any default under, or breach of, any Approved Subservicing Agreement in a manner that is materially adverse to the value of the Fannie Mae MSRs or the rights of the Administrative Agent or any Lender with respect to the Collateral. During the existence of an event of default

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or servicer termination event (however defined) under any Approved Subservicing Agreement, the Guarantor shall upon the request of the Administrative Agent, subject to the Fannie Mae Requirements, the terms of the Fannie Mae Acknowledgment Agreement and Fannie Mae Servicing Contract, transfer the servicing relating to the Mortgage Loans to another Approved Subservicer within [***] after a replacement has been approved by Fannie Mae.
(n)No Further Negative Pledges. Except with respect to (i) this Agreement and the other Transaction Documents, (ii) specific property encumbered to secure payment of particular Indebtedness that is permitted to be incurred and secured under this Agreement or to be sold pursuant to an executed agreement with respect to a sale of assets permitted hereunder, (iii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (iv) restrictions by reason of customary provisions restricting assignments, subservicing, subcontracting or other transfers contained in the Fannie Mae Servicing Contract (provided that such restrictions are limited to the Fannie Mae Servicing Contract and related agreements or the property and/or assets subject to such agreements, as the case may be), (v) restrictions by reason of customary provisions restricting liens, assignments, subservicing, subcontracting or other transfers contained in agreements with Fannie Mae relating to the origination, sale, securitization and servicing of mortgage loans (provided that such restrictions are limited to the individual agreement and related agreements and/or the property or assets subject to such agreements, as the case may be) and (vi) as required pursuant to the Fannie Mae Requirements, the Guarantor shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.
(o)Participation Documents. Unless consented to in writing by the Administrative Agent, neither the Guarantor nor the Borrower shall (i) amend, modify or supplement or grant any waiver under the Participation Certificate or the Participation Agreement in any manner that could reasonably be expected to have a Material Adverse Effect or (ii) take any other action in connection with the Participation Certificate or the Participation Agreement in any manner that could reasonably be expected to have a Material Adverse Effect.
(p)Borrower Indebtedness. The Borrower shall not incur any Indebtedness other than its Obligations under this Agreement.
Article VI

EVENTS OF DEFAULT
Section 1.1Events of Default. The occurrence of any of the following specified events shall constitute an event of default under this Agreement (each, an “Event of Default”):
(a)Non-Payment. Any Loan Party shall fail to (i) make any payment of principal, including any payment required pursuant to Section 2.9(a) beyond the applicable dates on which such payment is due (after giving effect to any grace or cure period set forth in Section 2.9), (ii) make any required payment of interest, Non-Usage Fee or Minimum Utilization Fee when due hereunder and such failure remains unremedied for a period of [***] after the earlier of (x) written notice of such failure shall have been given to any Loan Party by the Administrative Agent or any Lender or (y) the date upon which a Responsible Officer of the Borrower obtained actual knowledge of such failure or (iii) make any required payment of any other fee or other amount payable hereunder or under any other Transaction Document when due

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and such failure remains unremedied for a period of [***] after the earlier of (x) written notice of such failure shall have been given to any Loan Party by the Administrative Agent or any Lender or (y) the date upon which a Responsible Officer of any Loan Party obtained knowledge of such failure.
(b)Representations. Any representation or warranty made or deemed made by any Loan Party herein or in any other Transaction Document (after giving effect to any qualification as to materiality set forth therein, if any) shall prove to have been false and misleading when made or any Monthly Report or Compliance Certificate delivered hereunder shall prove to have been false and misleading in any material respect when made; provided that the failure of any representation or warranty to be true when made will not constitute an Event of Default if (i) such failure is capable of being cured, (ii) such representation, warranty or statement was not known to be untrue when made, (iii) the events or circumstances giving rise to such misrepresentation are altered so as to make such representation, warranty or statement true in all material respects by the date that is [***] after the earlier of (x) a written notice of such breach shall have been given to any Loan Party by the Administrative Agent or any Lender or (y) the date upon which a Responsible Officer of any Loan Party obtained knowledge of such breach and (iv) such failure has not had and would not be reasonably be expected to have during such period a Material Adverse Effect.
(c)Covenants. (i) Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in [***]) or [***] [***] of the Agency Fee Letter or (ii) except as set forth in clause (i), any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Transaction Document, and, such failure shall continue unremedied for [***] after the earlier of (x) a written notice of such failure shall have been given to any Loan Party by the Administrative Agent or any Lender or (y) the date upon which a Responsible Officer of any Loan Party obtained knowledge of such failure.
(d)Insolvency Event. An Insolvency Event shall have occurred with respect to any Loan Party.
(e)Security Interest. The Administrative Agent, for the benefit of the Secured Parties, ceases to have a perfected security interest (of the applicable priority) in any portion of the Collateral or the Borrower ceases to have a perfected security interest (of the applicable priority) in any portion of the Contribution Agreement Collateral.
(f)Judgments. Any final judgment or judgments or order or orders for the payment of money in excess of (i) in the case of the Guarantor $[***] and (ii) $[***] in the case of the Borrower, in each case, in the aggregate, over and above the amount of insurance coverage available from a financially sound insurer that has not denied coverage, shall be rendered against the Guarantor or the Borrower, as applicable, by one or more courts, administrative tribunals or other bodies having jurisdiction over it and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, within [***] from the date of entry thereof or, if a stay of execution is procured, [***] from the date such stay is lifted.
(g)1940 Act. Any Loan Party becomes, or becomes Controlled by, an entity required to register as an “investment company” under the 1940 Act.
(h)Change of Control. The occurrence of a Change of Control without the Administrative Agent’s prior written consent.
(i)Cross Default. (i) The Guarantor or any of its Subsidiaries shall fail to pay any Material Indebtedness, when and as the same shall become due and payable or (ii) any event

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or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (subject to the expiration of any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this subsection (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness.
(j)Servicing. Greater than (i) [***]% of the Guarantor’s servicing portfolio consisting of Fannie Mae loans is seized or terminated in any single event or series of events arising from the same or substantially similar circumstances or occurrences, or (ii) at any one time, [***]% of the aggregate Fannie Mae MSRs (individually or in the aggregate) shall have been subject to an unresolved mandatory repurchase for a period of more than [***] calendar days.
(k)Transaction Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Transaction Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or Payment in Full) or shall be declared null and void, in each case for any reason other than the failure of the Administrative Agent or any Secured Party to take any action within its control or (ii) any Loan Party shall contest the validity or enforceability of any Transaction Document in writing or deny in writing that it has any further liability under any Transaction Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by this Agreement or any other Transaction Document;
(l)Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action (i) to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Parent Entity, the Borrower, the Guarantor or any of either Loan Parties’ Subsidiaries, (ii) to displace the management of any Parent Entity, the Borrower or any of the Borrower’s Subsidiaries, (iii) to curtail its authority in the conduct of the business of any Parent Entity, the Borrower, the Guarantor or any of either Loan Parties’ Subsidiaries, or (iv) in the nature of enforcement to remove, limit or restrict the approval of any Parent Entity, the Borrower, the Guarantor or any of either Loan Parties’ Subsidiaries as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby; and any such action provided for in this clauses (iii) or (iv) subsection (l), to the extent capable of being, and reasonably likely to be, discontinued or stayed, shall not have been discontinued or stayed within [***] calendar days.
(m)Material Adverse Effect. Any Material Adverse Effect shall occur, in each case as determined by Administrative Agent in its reasonable discretion.
(n)Approved Mortgagee; Approved Servicer.
(i)The Guarantor ceases to be a Fannie Mae approved lender.
(ii)Fannie Mae suspends, rescinds, halts, eliminates, withdraws, annuls, repeals, voids or terminates the status of the Guarantor as a Fannie Mae approved servicer.
(iii)As distinct from and in addition to any loss of approval or actions taken by Fannie Mae described above, the occurrence of a Servicer Termination Event that has not been cured by [***] following the occurrence of such Servicer Termination Event.

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(o)Fraud; Violation of Requirements. (i) Any Loan Party engages or has engaged in fraud or other reckless or intentional wrongdoing in connection herewith or any other Transaction Document, or any document submitted pursuant thereto or otherwise in connection with any mortgage-backed securitization, or in connection with any federal mortgage insurance or loan guaranty program, or other federal program related to any of the Mortgage Loans; or (ii) any Loan Party has used any payments, collections, recoveries or other funds pertaining in any way to the Mortgage Loans in violation of the requirements of the Fannie Mae Servicing Contract.
(p)Servicing Portfolio. The [***] Portfolio Delinquency Rates exceeds [***]%.
Section 1.2Remedies. (a) If any Event of Default shall then be continuing, the Administrative Agent may, in its discretion or shall, upon the written request of the Majority Lenders, by written notice to the Loan Parties and the Lenders, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Loan Party in any manner permitted under Applicable Law:
(i)declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind; or
(ii)declare the principal of and any accrued interest in respect of all Advances and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party;
provided further, that (1) upon the occurrence of any Event of Default described in Section 6.1(d), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Majority Lenders, upon notice to the Loan Parties by the Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Loan Parties: (I) the unpaid principal amount of and accrued interest on the Advances, and (II) all other Obligations; and (B) the Administrative Agent may enforce any and all Liens and security interests created pursuant to this Agreement and any other Transaction Document, subject to the Fannie Mae Requirements. The Administrative Agent agrees that it shall not issue a Shifting Control Notice unless an Event of Default shall have occurred and be continuing at the time such Shifting Control Notice is issued.
(a)Without limiting the foregoing, upon any acceleration of the Obligations pursuant to this Section 6.2, the Administrative Agent, in addition to all other rights and remedies under this Agreement or otherwise, shall have all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. Each Loan Party agrees, upon the occurrence and during the continuation of an Event of Default and upon notice from the Administrative Agent, to assemble, at its expense, all of the Collateral that is in its possession (whether by return, repossession, or otherwise) at a place designated by the Administrative Agent. All costs incurred by the Administrative Agent in the collection of all Obligations, and the enforcement of its rights hereunder, including reasonable attorneys’ fees and reasonable legal expenses, shall be paid by the Borrower. Upon the occurrence of any Event of Default, the Administrative Agent may, and is hereby authorized to notify each Approved Subservicer to remit all Collections related to any Mortgage Loans directly to the Collection Account and to take any other actions permitted pursuant to the related Subservicer Instruction Letter, including directing the Approved Subservicer to transfer the

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servicing of any or all Mortgage Loans to a successor servicer or subservicer in accordance with the Fannie Mae Acknowledgment Agreement and the Fannie Mae Servicing Contract. Each Loan Party will provide any assistance and take any actions reasonably necessary to effectuate such actions. Without limiting the foregoing, upon the occurrence of an Event of Default and the acceleration of the Advances pursuant to this Section 6.2, the Administrative Agent may, to the fullest extent permitted by Applicable Law, without notice, advertisement, hearing or process of law of any kind, (i) enter any premises where any of the Collateral which is in the possession of either Loan Party (whether by return, repossession, or otherwise) may be located and take possession of and remove such Collateral, (ii) sell any or all of such Collateral, free of all rights and claims of each Loan Party therein and thereto, at any public or private sale, and (iii) bid for and purchase any or all of such Collateral at any such sale. Any such sale shall be conducted in a commercially reasonable manner and in accordance with Applicable Law. Each Loan Party hereby expressly waives, to the fullest extent permitted by Applicable Law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Administrative Agent of any of its rights and remedies upon the occurrence of an Event of Default. The Administrative Agent and each Lender shall have the right (but not the obligation) to bid for and purchase any or all Collateral at any public or private sale. Each Loan Party hereby agrees that in any sale of any of the Collateral, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority, and each Loan Party further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner. The Administrative Agent shall not be liable for any sale, private or public, conducted in accordance with this Section 6.2(b).
(b)Notwithstanding anything to the contrary contained herein or in any Transaction Document, upon the occurrence and continuance of an Event of Default, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement to such Lender or their respective Affiliates, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of such Loan Party may be contingent or unmatured. Each Lender agrees to notify the Loan Parties and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(c)The exercise of remedies under this Section 6.2 shall be subject to the terms and conditions of the Fannie Mae Servicing Contract and the Fannie Mae Acknowledgment Agreement.
Section 1.3Power of Attorney. Subject and subordinate in all respects to the rights, powers and prerogatives of Fannie Mae under the Fannie Mae Acknowledgment Agreement and the Subordination of Interest Agreement, the Administrative Agent is hereby appointed the attorney-in-fact of each Loan Party, with full power of substitution, for the purpose of carrying out the provisions of this Agreement and the other Transaction Documents and taking any action and executing any agreements, documents or instruments that Administrative Agent may deem necessary or advisable to accomplish the Transaction Documents’ purposes, which appointment

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as attorney-in-fact is coupled with an interest and irrevocable for so long as any of the Obligations or the Commitments are outstanding. The Administrative Agent agrees not to exercise its rights under this power of attorney unless an Event of Default has occurred and is continuing that the Administrative Agent has not declared in writing to have been cured or waived. Without limiting the generality of the foregoing, subject and subordinate in all respects to the rights, powers and prerogatives of Fannie Mae under the Fannie Mae Acknowledgment Agreement, the Administrative Agent shall have the right and power, either in the name of any Loan Party or both, or in its own name, to (a) give notices of its security interest in the Collateral to any Person, (b) endorse in blank, to itself or to a nominee all items of Collateral that are transferable by endorsement and are payable to the order of the applicable Loan Party, including canceling, completing or supplying any unneeded, incomplete or missing endorsement of any Loan Party and any related assignment, (c) receive, endorse, collect and receipt for all checks and other orders made payable to the order of any Loan Party representing any payment of account of the principal of or interest on any Collateral or their proceeds (including any securities), or the proceeds of sale of any of the Collateral, or any payment in respect of any hedging arrangement or device, and to give full discharge for them, (d) make a transfer/engagement request on the servicer’s behalf or otherwise request that any Fannie Mae MSRs be transferred to the Administrative Agent or to another servicer approved by Fannie Mae and perform (without assuming or being deemed to have assumed any of the obligations of Borrower thereunder) all aspects of the Fannie Mae Lender Contract, (e) make a request for distribution or otherwise request distribution to the Administrative Agent of sale proceeds or any applicable contract termination fees arising from the sale or termination of such Fannie Mae MSRs and remaining after satisfaction of each Loan Party’s relevant obligations to Fannie Mae, including costs and expenses related to any such sale or transfer of such Fannie Mae MSRs and other amounts due for unmet obligations of the any Loan Party to Fannie Mae under the Fannie Mae Lender Contract, (f) deal with investors and any and all subservicers and master servicers in respect of any of the Collateral in the same manner and with the same effect as if done by the applicable Loan Party and (g) take any action and execute any instruments that the Administrative Agent deems necessary or advisable to accomplish any of such purposes.
THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS ATTORNEY-IN-FACT IN THIS POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE AS LONG AS THE PRINCIPAL OF OR ANY ACCRUED INTEREST ON ANY ADVANCE OR ANY FEE OR ANY OTHER AMOUNT PAYABLE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS OUTSTANDING AND UNPAID AND SO LONG AS THE COMMITMENTS HAVE NOT EXPIRED OR TERMINATED. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES, OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO SUCH PARTY’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT; PROVIDED THAT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.
TO INDUCE ANY THIRD PARTY TO ACT UNDER THIS POWER OF ATTORNEY, ADMINISTRATIVE AGENT ON ITS OWN BEHALF AND ON BEHALF OF ADMINISTRATIVE AGENT’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH

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THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS POWER OF ATTORNEY.
Article VII

THE ADMINISTRATIVE AGENT
Section 1.1Appointment; Nature of Relationship. The Administrative Agent is appointed by the Lenders as the Administrative Agent hereunder and under each other Transaction Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Transaction Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article VII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Transaction Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (a) does not assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of Section 9-102 of the UCC as in effect in the State of New York and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Transaction Documents. Each of the Lenders agrees to assert no claim against the Administrative Agent on agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives. The Administrative Agent shall deliver to any Lender any written information delivered by or on behalf of either Loan Party to the Administrative Agent in connection with the transactions contemplated by this Agreement and the other Transaction Documents promptly after any Lender’s reasonable request therefor.
Section 1.2Powers. The Administrative Agent shall have and may exercise such powers under the Transaction Documents as are specifically delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Transaction Documents except any action specifically provided by the Transaction Documents required to be taken by the Administrative Agent.
Section 1.3General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to either Loan Party or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Transaction Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction (or, should the parties mutually agree to binding arbitration, a final determination of the arbitrator) to have arisen solely from (a) the gross negligence or willful misconduct of such Person or (b) breach of contract by such Person with respect to the Transaction Documents.
Section 1.4No Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Transaction Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Transaction Document, (c) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Administrative Agent, (d) the existence or possible existence of any Event of Default or (e) the validity, effectiveness or

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genuineness of any Transaction Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Transaction Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, either Loan Party or any of their respective Affiliates.
Section 1.5Action on Instruction of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Transaction Document in accordance with written instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Transaction Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
Section 1.6Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Transaction Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Transaction Document.
Section 1.7Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
Section 1.8The Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify (on a pro rata basis based upon their Applicable Percentage) the Administrative Agent (a) for any amounts not reimbursed by the Loan Parties for which the Administrative Agent is entitled to reimbursement by either Loan Party under the Transaction Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Transaction Documents and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Transactions or the Transaction Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided, each Lender agrees to reimburse and indemnify the Administrative Agent for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Transactions or the Transaction Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents related to such Lender failing to maintain the confidentiality of any materials provided by the Servicing Diligence Agent and/or for taking any actions that cause the Administrative Agent to be liable to Fannie Mae under the Fannie Mae

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Acknowledgment Agreement; and provided further that in each case no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction (or, should the parties mutually agree to binding arbitration, a final determination of the arbitrator) to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.
Section 1.9Rights as a Lender. With respect to its Commitment and Advances made by it in its capacity as a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Transaction Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders”, as applicable, shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Transaction Document, with the Loan Parties or any of their respective Affiliates in which such Person is not prohibited hereby from engaging with any other Person.
Section 1.10Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Guarantor and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.
Section 1.11Successor Agent. The Administrative Agent may resign at any time (including if the Administrative Agent is no longer a Lender) by giving written notice thereof to the Lenders, Fannie Mae and the Borrower; provided that so long as no Event of Default exists, no such resignation shall be effective without the consent of the Borrower and the Guarantor. Notwithstanding anything herein to the contrary, no resignation of the Administrative Agent shall be effective absent receipt of Fannie Mae’s express written consent to such resignation, approval of such successor Administrative Agent and satisfaction of the other terms and conditions of this Section 7.11. The Administrative Agent may be removed at any time for cause by written notice received by the Administrative Agent from all of the other Lenders. Upon any such resignation or removal, the Lenders shall have the right to appoint, on behalf of the Loan Parties and the Lenders, a successor Administrative Agent reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within [***] after the exiting Administrative Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Administrative Agent may appoint, on behalf of the Loan Parties and the Lenders, a successor Administrative Agent (but only if such successor is reasonably acceptable to each Lender and the Borrower) or petition a court of competent jurisdiction to appoint a successor Administrative Agent. Notwithstanding any of the foregoing to the contrary, unless an Event of Default exists and is continuing, no successor Administrative Agent shall be appointed if such appointment could reasonably be expected to materially increase the operational or administrative responsibilities of the Loan Parties. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent and execution by the successor Administrative Agent, the Loan Parties and Fannie Mae of an acknowledgment agreement (or an amendment or modification to the Fannie Mae Acknowledgment Agreement) satisfactory to Fannie Mae, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Administrative Agent, and the exiting Administrative Agent shall be discharged from its duties and obligations hereunder and under the other

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Transaction Documents. After any exiting Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Transaction Documents.
Section 1.12Transaction Documents. Each Lender authorizes the Administrative Agent to enter into each of the Transaction Documents to which it is a party and each Lender authorizes the Administrative Agent to take all action contemplated by such documents in its capacity as Administrative Agent; provided that, with respect to the Servicing Diligence Agreement, each Lender hereunder shall execute and deliver a joinder or related agreement acknowledging acceptance of the terms thereof, on or prior to becoming a Lender hereunder. Each Lender agrees that no Lender shall have the right individually to seek to realize upon the security granted by any Transaction Document or seek to enforce or have standing to exercise any remedy against Fannie Mae directly, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Transaction Documents. The Administrative Agent, in consultation with the Borrower, may, at the Lenders’ unanimous direction (in their sole discretion) and expense, at any time, have this credit facility rated by a Rating Agency. Any such rating shall not be a condition precedent to closing the credit facility set forth in this Agreement, nor shall any rating process or requests or any subsequent downgrade of any rating received impact the Borrower’s availability under the credit facility set forth in this Agreement. The Loan Parties shall provide reasonable assistance to obtain such rating.
Section 1.13Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Advances or the its Commitment,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Aggregate Commitment Amount and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Aggregate Commitment Amount and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Aggregate Commitment Amount and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the

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best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Aggregate Commitment Amount and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that none of the Administrative Agent or any of their respective affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related to hereto or thereto).
(c)The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Aggregate Commitment Amount, this Agreement and any other Transaction Documents (ii) may recognize a gain if it extended the Advances or the Aggregate Commitment Amount for an amount less than the amount being paid for an interest in the Advances or the Aggregate Commitment Amount by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Transaction Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 1.14Erroneous Payment.
(a)Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in any event no later than [***] thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by Applicable Law, such Lender shall not assert any right or

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claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment, or (y) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, such Erroneous Payment was an error (and that such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) and to the extent permitted by Applicable Law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and in any event within [***] of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in any event no later than ([***] thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)Each Lender and each Loan Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of or against such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by either Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from either Loan Party for the purpose of making such Erroneous Payment.
(d)Each party’s obligations under this Section 7.14 shall survive the resignation or replacement of the Administrative Agent, the Maturity Date or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.
Article VIII

ACCOUNTS
Section 1.1Collection Account.
(a)The Guarantor shall establish and maintain or cause to be maintained at the Account Bank, a segregated non-interest bearing account titled “[***]”, which account has been established by the Guarantor for the purpose of holding Collections and other free and clear

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income from the Fannie Mae MSRs for the benefit of the Secured Parties (such account, the “Collection Account”), such account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Secured Parties. The Collection Account shall be subject at all times to the Account Control Agreement and may not be a “zero balance” account.
(b)After the end of the Availability Period or following the occurrence and continuation of an Event of Default, the Guarantor shall cause all Collections and other free and clear income from the Fannie Mae MSRs to be remitted, free and clear of all Fannie Mae rights and other restrictions on transfer under Fannie Mae guidelines, to the Collection Account no later than [***] following receipt thereof. On each Monthly Payment Date following the end of the Availability Period, or following the occurrence and during the continuation an Event of Default, all amounts on deposit in the Collection Account shall be applied pursuant to Section 2.7(c) or (d), as applicable.
(c)Notwithstanding the foregoing, after the end of the Availability Period, following the occurrence and continuation of an Event of Default which remains un-waived or un-cured, the Guarantor will not be required to deposit all or any portion of the Base Servicing Fee into the Collection Account.
Article IX

GUARANTY
Section 1.1Guaranty. (a) The Guarantor hereby unconditionally and irrevocably guarantees the prompt and complete payment and performance of the Guaranteed Obligations when due (whether at the stated maturity, by acceleration or otherwise). This Guaranty is a guarantee of payment and performance and not merely a guaranty of collection.
(a)The Guarantor further agrees to pay any and all expenses (including all reasonable and documented out-of-pocket fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until any remaining Guaranteed Obligations are paid in full, notwithstanding that from time to time prior thereto the Borrower may be free from any due and payable Obligations.
Section 1.2Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by the Administrative Agent or the Lenders, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or the Lenders against the Borrower, the Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or the Lenders for the payment of the Guaranteed Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or Person in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full or performed, such amount shall be held in trust for the benefit of the Administrative Agent, on behalf of the Lenders, and shall forthwith be paid to the Administrative Agent, to be credited and applied against the Guaranteed Obligations.
Section 1.3Amendments, etc. with Respect to the Guaranteed Obligations. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of

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rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Administrative Agent or the Lenders may be rescinded by the Administrative Agent or the Lenders, and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or the Lenders, and this Agreement, the other Transaction Documents and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with its terms and as the Administrative Agent and Lenders, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or the Lenders, for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor the Lenders shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against the Guarantor, the Administrative Agent may, but shall be under no obligation to, make a similar demand on one or more of the Borrower and any failure by the Administrative Agent to make any such demand or to collect any payments from the Borrower or any release of the Borrower shall not relieve the Guarantor of its Guaranteed Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law or equity, of the Administrative Agent, on behalf of the Lenders, against the Guarantor. For the purposes hereof “demand” shall include, but shall not be limited to, the commencement and continuance of any legal proceedings.
Section 1.4Guaranty Absolute and Unconditional. (a) The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or the Lenders, upon this Guaranty or acceptance of this Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between the Borrower or the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, the Guarantor or itself with respect to the Guaranteed Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (i) the validity or enforceability of this Agreement, the other Transaction Documents, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or the Lenders, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by it or the Borrower against the Administrative Agent or the Lenders, (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Loan Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Obligations, or of the Guarantor under this Guaranty, in bankruptcy or in any other instance or (iv) any other defense, set-off or counterclaim of a guarantor or a surety. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent may, but shall be under no obligation, to pursue such rights and remedies that it may have against the Borrower, or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair

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or affect the rights and remedies, whether express, implied or available as a matter of law or equity, of the Administrative Agent against the Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent, the Lenders, and their successors, permitted endorsees, permitted transferees and permitted assigns, until all the Obligations and the Guaranteed Obligations shall have been satisfied by payment in full, notwithstanding that from time to time during the term of this Agreement, the Borrower may be free from any due and payable Obligations.
(a)Without limiting the generality of the foregoing, the Guarantor hereby agrees, acknowledges, and represents and warrants to the Administrative Agent and the Lenders as follows:
(i)To the extent permitted by law, the Guarantor hereby waives any defense arising by reason of, and any and all right to assert against the Administrative Agent or the Lenders, any claim or defense based upon, an election of remedies by the Administrative Agent which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes the Guarantor’s subrogation rights, rights to proceed against the Borrower for reimbursement or contribution, and/or any other rights of the Guarantor to proceed against the Borrower or against any other Person or security.
(ii)The Guarantor is presently informed of the financial condition of the Borrower and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations. The Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed of the financial condition of the Borrower, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than the Administrative Agent and the Lenders for such information and will not rely upon the Administrative Agent or the Lenders for any such information. The Guarantor hereby waives its right, if any, to require the Administrative Agent or the Lenders to disclose to the Guarantor any information which they may now or hereafter acquire concerning such condition or circumstances.
(iii)The Guarantor has independently reviewed this Agreement and related Transaction Documents and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Agreement, the Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any Liens or security interests of any kind or nature granted by the Borrower to the Administrative Agent, now or at any time and from time to time in the future.
Section 1.5Reinstatement. In the event that any payment on account of any of the Guaranteed Obligations is ever required to be returned by the Administrative Agent or the Lenders, for any reason (including, without limitation, bankruptcy or reorganization of the Borrower or any other obligor) or is set aside, recovered or rescinded, the Guaranteed Obligations to which such payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such Guaranteed Obligations fully as if such application had never been made. The bankruptcy or insolvency of the Guarantor shall not terminate this Guaranty.
Section 1.6Payments. The Guarantor hereby agrees that any payments hereunder will be promptly paid to the Administrative Agent, on behalf of the Lenders, without deduction (for

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taxes or otherwise), abatement, recoupment, reduction, set-off or counterclaim (other than a defense of payment or performance) in Dollars and in accordance with the wiring instructions of the Administrative Agent, on behalf of the Lenders.
Section 1.7Events of Default. If an Event of Default shall have occurred and be continuing, the Guarantor agrees that, as between the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations and Guaranteed Obligations may be declared to be due for purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any such declaration as against the Borrower and that, in the event of any such declaration (or attempted declaration), such Obligations and Guaranteed Obligations shall forthwith become due by the Guarantor for purposes of this Guaranty.
Article X

MISCELLANEOUS
Section 1.1Survival. All covenants, agreements, representations and warranties made by either Loan Party in the Transaction Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Transaction Documents and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Potential Event of Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11(a) and (b), 2.14 and 10.6 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the expiration or termination of the Commitments or the termination of this Agreement or any other Transaction Document or any provision hereof or thereof.
Section 1.2Amendments, Etc. (a) Neither this Agreement nor any other Transaction Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement pursuant to an agreement or agreements in writing entered into by the Borrower, the Guarantor, the Administrative Agent and the Majority Lenders, provided that in the case of any agreement, amendment or modification solely to effectuate an increase in the Aggregate Commitment Amount then in effect, such agreement, amendment or modification shall require the consent of the Borrower, the Guarantor, the Administrative Agent and each Lender increasing its Commitment (or being added as a Lender); provided that the Administrative Agent shall have the sole right to determine any allocations of such increase in the Aggregate Commitment Amount, or (ii) in the case of any other Transaction Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the applicable Loan Parties, with (except in the case of the Administrative Agent Fee Letter) the consent of the Majority Lenders, provided no consent will be required with respect to any amendments unilaterally required by Fannie Mae; provided that, in each case, no such agreement, amendment or modification shall:
(A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender),

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(B)reduce or forgive the principal amount of any Advance or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby,
(C)postpone any scheduled date of payment of the principal amount of any Advance, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby,
(D)change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision of any Transaction Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby,
(E)change Section 10.7(b) without the written consent of each Lender,
(F)release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender),
(G)amend or modify the definition of “Borrowing Base” or any constituent term thereof in a manner that is adverse to the Lenders without the written consent of each Lender (other than any Defaulting Lender) or
(H)amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any amendment to Section 10.7 shall require the consent of the Administrative Agent).
(a)The Administrative Agent may amend Exhibit C to the Agency Fee Letter to reflect assignments entered into pursuant to Section 10.8.
(b)The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by a Loan Party on any Collateral (i) upon Payment in Full, (ii) constituting property being sold or Disposed of if the sale or disposition is made in compliance with the terms of this Agreement, or (iii)  as required to effect any sale or other Disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VI. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Majority Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by either applicable Loan Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
Section 1.3Notices, Etc. All notices and other communications provided to any party to this Agreement shall be in writing and mailed or delivered by courier or facsimile at the

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address for such party set forth in Schedule 10.3 to this Agreement or at such address or other address as shall be designated by such party in a written notice to each of the other parties hereto. Notwithstanding the foregoing, (i) the Schedule of MSRs may be delivered by posting to a FTP site and (ii) each Monthly Report, any notice obligations required by Section 5.1(e), each Borrowing Base Certificate and any funding request and other reporting may be delivered by electronic mail; provided that such electronic mail is sent by a Responsible Officer and each such Monthly Report or Borrowing Base Certificate is accompanied by an electronic signature in accordance with the E-Sign, the UETA and any applicable state law, as set forth in Section 10.14 hereof. All such notices and communications shall be effective, upon receipt; provided that notice by facsimile or email shall be effective upon electronic or telephonic confirmation of receipt from the recipient.
Section 1.4No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 1.5Indemnification. Each Loan Party agrees to indemnify the Administrative Agent, each Lender, and their respective Affiliates and the directors, officers, employees and agents of such Person and of such Person’s Affiliates (collectively, the “Indemnitees”) from, and hold each of them harmless against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee (collectively, “Losses”) in any way relating to or arising out of, resulting from, or in connection with, the Transactions or any of the Transaction Documents or any other agreement, document, instrument or transaction related thereto, the use of proceeds thereof, or the enforcement of any of the terms thereof or of any such other documents (including any claims relating to the origination or servicing of any Mortgage Loan or any related Mortgaged Property) and to reimburse each Indemnitee upon written demand therefor (together with reasonable back-up documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (A) Losses to the extent they are found in a final non-appealable judgment by a court of competent jurisdiction (or, should the parties mutually agree to binding arbitration, a final determination of the arbitrator) to arise from the gross negligence or willful misconduct of such Indemnitee or (B) any settlement entered into by such Indemnitee without the Loan Parties’ written consent (such consent not to be unreasonably withheld or delayed). This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding. Each party to this Agreement waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any other party to this Agreement arising out of or relating to this Agreement or any other Transaction Document any special, exemplary, indirect, punitive or consequential damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement).
Section 1.6Costs, Expenses and Taxes. Each Loan Party, jointly and severally, agrees to pay all reasonable and documented costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, modification, amendment or waiver of this Agreement and the other documents to be delivered hereunder, including the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and the other Transaction Documents; provided that the

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Administrative Agent shall pay the legal fees and diligence costs of the Administrative Agent incurred on or prior to the Closing Date and the legal fees and costs of the Loan Parties incurred on or prior to the Closing Date in an amount not exceed an aggregate amount of $[***]). Each Loan Party further agrees to pay on demand all reasonable and documented costs and expenses, if any (including reasonable counsel fees and expenses) (a) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder and (b) incurred by the Administrative Agent in connection with the transactions described herein and in the other Transaction Documents (including in connection with diligence performed with respect to the Collateral), including in any case reasonable and documented counsel fees and out-of-pocket expenses in connection with the enforcement of rights under this Section 10.6 (including any reasonable and documented costs and expenses incurred in connection with the transfer of servicing and servicing of any Mortgage Loans). Any amounts received by the Administrative Agent for the account of the Lenders under this Section 10.6 will be applied to the Lenders’ Obligations on a pro rata basis. In addition, the Borrower shall pay any and all Other Taxes and agrees to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Other Taxes.
Section 1.7Right of Set-off; Ratable Payments; Relations Among Lenders. (a) Upon the occurrence and during the continuance of any Event of Default, each of the Administrative Agent and the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender or any of their Affiliates to or for the credit or the account of either Loan Party against any and all of the obligations of either Loan Party now or hereafter existing under this Agreement, whether or not the Administrative Agent or such Lenders shall have made any demand under this Agreement and although such obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the applicable Loan Party after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Lenders under this Section 10.7(a) are in addition to other rights and remedies (including other rights of set-off) which the Administrative Agent and the Lenders may have.
(a)If any Lender, whether by setoff or otherwise, has payment made to it upon its Advances in a greater proportion than that received by any other Lender, such other Lender agrees, promptly upon demand, to purchase a portion of the Advances held by the Lenders so that after such purchase each Lender will hold its ratable share of Advances. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon written demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
(b)Except with respect to the exercise of set-off rights of any Lender in accordance with Section 10.7(a), the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Loan Party or any other obligor hereunder or with respect to any Collateral or Transaction Document, without the prior written consent of the other Lenders or, as may be provided in this Agreement or the other Transaction Documents, at the direction of the Administrative Agent.

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(c)The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.
Section 1.8Binding Effect; Assignment.
(a)This Agreement shall be binding upon and inure to the benefit of each Loan Party, the Administrative Agent and each Lender, and their respective successors and permitted assigns, except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders, and any assignment by a Loan Party in violation of this Section 10.8 shall be null and void.
(b)Notwithstanding anything in this Agreement to the contrary, any Lender may at any time, without the consent of the Administrative Agent, or any other party to this Agreement, assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such assignment or pledge shall release the transferor Lender from its obligations hereunder.
(c)Subject to the terms of the Fannie Mae Acknowledgment Agreement, each Lender may assign to one or more banks or other entities all or any part or portion of, or may grant participations to one or more banks or other entities in all or any part or portion of its rights and obligations hereunder (including its Commitment or its Advances) with the prior written consent of (x) the Borrower and Guarantor (such consent not to be unreasonably withheld, conditioned, or delayed), provided that no consent of the Borrower or Guarantor shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing and (y) the Administrative Agent; provided that
(i)each party to such assignment shall execute and deliver an Assignment and Assumption to the Administrative Agent, and
(ii)shall be to (x) a bank, other financial institution or lender which is reasonably acceptable to the Administrative Agent, (y) a “qualified institutional buyer”, as defined in Rule 144A under the Securities Act of 1933, as amended, reasonably acceptable to the Administrative Agent or (z) any other Person (other than a Loan Party, a natural Person or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural persons or any Affiliates of the foregoing) reasonably satisfactory to the Administrative Agent.
Upon, and to the extent of, any assignment (unless otherwise stated therein) made by any Lender hereunder, the assignee or purchaser of such assignment shall be a Lender hereunder for all purposes of this Agreement and shall have all the rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.14(g)) of a Lender hereunder. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Commitment and outstanding principal amounts (and accrued interest) of the Advances owing to each Lender pursuant to the terms hereof from time to time and any assignment of such Commitment or outstanding Advances. The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by either Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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Any Lender may sell participation interests in its Advances and obligations hereunder without the consent of either Loan Party, except that any sale of a participation interest to a Competitor shall require the consent of the Loan Parties (each such recipient of a participation a “Participant”); provided that (i) any such Lender will use commercially reasonable efforts to provide the Borrower with notice of such participation and (ii) after giving effect to the sale of such participation, such Lender’s obligations hereunder and rights to consent to any waiver hereunder or amendment hereof shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable to such Lender hereunder and all rights to consent to any waiver hereunder or amendment hereof shall be determined as if such Lender had not sold such participation interest, and the Loan Parties and the Administrative Agent shall continue to deal solely and directly with such Lender and not be obligated to deal with such participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the outstanding principal amounts (and accrued interest) of each Participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register. Each recipient of a participation shall, to the fullest extent permitted by law, have the same rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)), hereunder with respect to the rights and benefits so participated as it would have if it were a Lender hereunder, except that no Participant shall be entitled to receive any greater payment under Sections 2.11 or 2.14 than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Notwithstanding any other provision of this Agreement to the contrary, a Lender may pledge as collateral, or grant a security interest in, all or any portion of its rights in, to and under this Agreement to (i) a security trustee in connection with the funding by such Lender of Advances or (ii) a Federal Reserve Bank to secure obligations to such Federal Reserve Bank, in each case without the consent of either Loan Party; provided that no such pledge or grant shall release such Lender from its obligations under this Agreement.
Section 1.9Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 1.10Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK (NEW YORK COUNTY) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND

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IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR ANY LEGAL PROCESS WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
Section 1.11Waiver of Jury Trial. ALL PARTIES HEREUNDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES IN CONNECTION HEREWITH OR THEREWITH. ALL PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SIGNIFICANT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.
Section 1.12Section Headings. All Section headings are inserted for convenience of reference only and shall not affect any construction or interpretation of this Agreement.
Section 1.13Tax Characterization. The parties hereto intend for the transactions effected hereunder to constitute indebtedness of each Loan Party to the Lenders, secured by the Collateral, for U.S. federal income tax purposes.
Section 1.14Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. The parties agree that this Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq, Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999 and any applicable state law.  Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers with appropriate document access tracking, electronic signature tracking and document retention as may be approved by the Administrative Agent in its sole discretion.
Section 1.15Confidentiality. (a) This Agreement and its terms, provisions, supplements and amendments, and notices and reports delivered hereunder or under any other Transaction Document, are proprietary to the Administrative Agent, the Lenders, the Loan Parties and shall be held by each party hereto, as applicable, in strict confidence, and shall not be disclosed to any third party (other than Fannie Mae) without the written consent of Administrative Agent (at the written direction of the applicable Lender) and the Borrower, except for (i) disclosure to Administrative Agent, any Lender’s assignees, participants,

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prospective assignees or prospective participants, any Lender’s or the Borrower’s direct and indirect Affiliates and Subsidiaries, the Permitted Holders, agents, consultants, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, provided that, any such prospective assignee or prospective participant is advised of, and agrees to hold such information in accordance with the terms of this Section 10.15, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body, including any disclosures or filing required under Securities and Exchange Commission or state securities’ laws. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Documents, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that the Loan Parties may not disclose the name of or identifying information with respect the Administrative Agent or the Lenders or any pricing terms or other nonpublic business or financial information (including any sublimits and Financial Covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Administrative Agent (at the written direction of the applicable Lender) or absent the written request of a Governmental Authority.
(a)Notwithstanding anything in this Agreement to the contrary, the Administrative Agent and each Lender shall comply with all applicable local, state and federal laws, including all privacy and data protection law, rules and regulations that are applicable to the Fannie Mae MSRs and/or any applicable terms of this Agreement (the “Confidential Information”). The Administrative Agent and each Lender understand that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and the Administrative Agent and each Lender agree to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. The Administrative Agent and each Lender shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of any Lender, the Administrative Agent or any Affiliate of the Administrative Agent which the Administrative Agent or any Lender holds, (b) protect against any anticipated threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. The Administrative Agent and each Lender each represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the GLB Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. The Administrative Agent shall notify the Loan Parties promptly following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the Loan Parties or any Affiliate of the Loan Parties.
Section 1.16Merger. This Agreement, the exhibits and schedules hereto, the other Transaction Documents and the agreements, documents and instruments to be executed and delivered in connection herewith and therewith contain the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all other prior or contemporaneous oral communications (including, for avoidance of doubt, communications in connection with the preparation of this Agreement and the other Transaction Documents) and agreements, and all prior written communications (including, for avoidance of doubt, written drafts of this Agreement and the other Transaction Documents) and agreements, with respect to the subject matter hereof are merged herein and superseded.

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Section 1.17Lien Release. When any portion of the Collateral is transferred as permitted by the terms hereof, the security interest in and the Lien on such Collateral shall automatically be released, and the Secured Parties will no longer have any security interest in, lien on, or claim against such Collateral.
Section 1.18Customer Identification - USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Administrative Agent’s and each Lender’s policies and practices, the Administrative Agent and the Lenders are required to obtain, verify and record certain information and documentation that identifies each Loan Party, which information includes the name and address of each Loan Party and such other information that will allow the Administrative Agent or such Lender to identify each Loan Party in accordance with the Patriot Act.
Section 1.19Administrative Agent Compliance with Applicable Anti-Terrorism and Anti-Money Laundering Regulations. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to funding of terrorist activities and money laundering, the Administrative Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Administrative Agent. Accordingly, each of the parties agrees to provide to the Administrative Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Administrative Agent to comply with such laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including the USA Patriot Act and any other laws relating to funding of terrorist activities and money laundering.
Section 1.20Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

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Section 1.21Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 1.22Existing loanDepot Credit Agreement. The parties hereto agree that the obligations of loanDepot.com, LLC, as borrower under the Amended and Restated Credit Agreement dated as of August 25, 2023 (the “Original Credit Agreement”) among loanDepot.com, LLC, Goldman Sachs Bank USA, as sole lender, and Goldman Sachs Bank USA, as administrative agent, are hereby assumed by the Borrower and shall be Obligations under and as defined under this Agreement and the outstanding “Advances” under and as defined in the Original Credit Agreement shall be deemed to be Advances made and outstanding under this Agreement.  For the avoidance of doubt, on the initial Monthly Payment Date, the Interest Distribution Amount shall be an amount equal to (a) the Cost of Funds for the outstanding “Advances” under and as defined in the Original Credit Agreement immediately prior to the effectiveness of this Agreement plus (b) without duplication of the amounts set forth in clause (a), an amount equal to the Cost of Funds for the outstanding Advances under and as defined in this Agreement.  The parties hereto agree and affirm that the Collateral (as defined in this Agreement) secures all the Obligations under this Agreement, including the assumed obligations and the Guaranteed Obligations shall include all the Obligations under this Agreement, including the assumed obligations.   After giving effect to the foregoing provisions of this paragraph, the Original Credit Agreement shall be deemed terminated and paid in and of no further force an effect, expect for provisions thereof that expressly survive termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
LOANDEPOT FA AGENCY MSR, LLC, as Borrower

By:     /s/ David Hayes
Name: David Hayes
Title: President

LOANDEPOT.COM, LLC, as Guarantor

By: /s/ David Hayes
Name: David Hayes
Title: CFO

GOLDMAN SACHS BANK USA, as Administrative Agent

By:/s/ Stephen Ellis
Name: Stephen Ellis
Title: Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:/s/ Stephen Ellis
Name: Stephen Ellis
Title: Authorized Signatory

Signature Page to Credit Agreement
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EXHIBIT A
Assignment and Assumption
This Assignment Agreement (this “Assignment Agreement”) is entered into as of [DATE] among the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit Agreement, dated as of December 15, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among loanDepot FA Agency MSR, LLC, as the borrower (the “Borrower”), loanDepot.com, as the guarantor, the Lenders a party thereto from time to time and Goldman Sachs Bank USA, as the administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee agree as follows:

1.Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, against payment by Assignee to Assignor of the purchase price as separately agreed by Assignee and Assignor, as of the Assignment Effective Date (as defined below), a [___] percent [(____%)] interest in such Lender’s aggregate portion of the Aggregate Commitment Amount (including any Advances thereunder) and rights and obligations under the Credit Agreement and the other Transaction Documents (the “Assigned Interest”). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.
2.Assignor (i) represents that as of the Assignment Effective Date, it is the legal and beneficial owner of the Assigned Interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, covenant, warranty or representation made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by the Borrower of its Obligations under the Credit Agreement, the other Transaction Documents or any other instrument or document furnished pursuant thereto.
3.Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) represents and warrants that it meets all of the requirements to become a Lender under the Credit Agreement; (iii) agrees to be bound by the provisions of the Credit Agreement and other Transaction Documents, from and after the Assignment Effective Date, as a Lender with respect to the Assigned Interest; (iv) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as appropriate; (v) confirms that it has, independently and without reliance upon the Administrative Agent, Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, products, property, financial and other condition and creditworthiness of each Loan Party and its affiliates and made its own decision to enter into this Assignment Agreement; (vi) agrees that it will, independently and without reliance upon the Administrative Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal analysis, appraisals and decisions in taking or not taking any action under the Credit Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, products, property, financial and
    Exhibit A
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other condition and creditworthiness of each Loan Party and its affiliates; (vii) appoints and authorizes the Administrative Agent to take such action as agent for the Secured Parties on its behalf and to exercise such powers under the Credit Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (viii) agrees that it will perform in accordance with their terms all obligations which by terms of the Credit Agreement and any other Transaction Documents are required to be performed by it as a Lender; (ix) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement or any other Transaction Documents; (x) if it is an entity that is not created or organized under the laws of the United States or a political subdivision thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly contemplated and executed by the Assignee; and (xi) represents and warrants that on the date of this Assignment Agreement it is not an Affiliate of any Loan Party.
4.The Assignment Effective Date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Assignment Effective Date”), subject to delivery to the Administrative Agent of this Assignment Agreement, duly executed by each of the parties hereto, whereupon the assignment contemplated hereby shall be accepted and recorded by the Administrative Agent pursuant to the Credit Agreement.
5.Upon such acceptance and recording by the Administrative Agent, from and after the Assignment Effective Date, (i) Assignee shall be a party to the Credit Agreement as a Lender and to other applicable Transaction Documents to the extent of its Assigned Interest set forth in this Assignment Agreement, and shall succeed to the applicable rights and obligations of Assignor under the Credit Agreement and the other Transaction Documents with respect thereto and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement and the other Transaction Documents in respect of such Assigned Interest.
6.Each determination by the Administrative Agent of the Administrative Agent MSR Value with respect to any Collateral, or the communication by the Administrative Agent to any Loan Party or Assignee of any information pertaining to Administrative Agent MSR Value under the Assignment Agreement shall be made in the Administrative Agent’s sole and absolute discretion, and is expressly understood and agreed by Assignee to be subject to the following:
a.The Administrative Agent has assumed and relied upon, without independent verification, the accuracy and completeness of information furnished to the Administrative Agent pertaining to Administrative Agent MSR Value. The Administrative Agent’s determination of Administrative Agent MSR Value is based on economic, market, credit, and other conditions as in effect on, and the information made available to the Administrative Agent as of the date of any such determination or communication of information, and such view may change at any time without prior notice to Assignee.
b.Administrative Agent MSR Value determinations and other information provided to Assignee reflect the Administrative Agent’s view of the value of one or more pieces of Collateral at a particular point in time and do not (A) constitute a bid for a particular trade with respect to any Collateral or other asset, (B) indicate a willingness on the part of the Administrative Agent or any Affiliate thereof to make such a bid or trade, or (C) reflect the Administrative Agent’s view of the valuation for substantially similar assets at the same or any other time, or for the same assets at any other point in time.
    Exhibit A
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c.Administrative Agent MSR Value determinations and other information communicated to Assignee is solely for its use in connection with this Assignment Agreement and may not be disclosed or referred publicly to any third party without the prior written consent of the Administrative Agent in its sole and absolute discretion; provided that Assignee may disclose such information (i) to the extent required by Applicable Law, rule, regulation or order of a court or other regulatory body (in each case with reasonable prior notice of such disclosure to the Assignor to the extent practicable, and if not practicable, with written notice to the Assignor of such disclosure promptly thereafter) and (ii) to its affiliates and to its and their officers, directors, agents and professional advisors (in each case who have agreed to be bound by the confidentiality requirement in this clause) to the extent necessary for the Assignee to perform its rights and obligations under the Transaction Documents.
d.Assignor makes no representations or warranties with respect to any Administrative Agent MSR Value determinations or other information provided to Assignee. Assignee acknowledges that determinations of Administrative Agent MSR Value inherently involve a degree of subjective judgment and discretion, particularly in markets that are not actively traded and may be illiquid, and that this Assignment Agreement grants the Administrative Agent the ability to make such judgments in its sole and absolute discretion. The Administrative Agent shall not be liable for any damages, liabilities or losses of any Person, including, without limitation, the Assignee, whether direct, indirect, incidental, consequential or otherwise, arising out of any inaccuracy in such valuation determinations and other information provided to Assignee, including as a result of any act of gross negligence or breach of any warranty, so long as such determinations are made in good faith.
e.Assignee acknowledges that the Administrative Agent, Assignor and their affiliates provide investment banking, commercial banking, asset management, financing and financial advisory services and products to clients, which may include the Loan Parties. These relationships may from time to time give rise to potential and actual conflicts of interest related to Assignor’s role as the Administrative Agent under the Transaction Documents, including in connection with its obligations to determine the Administrative Agent MSR Value under the Transaction Documents, which as noted inherently involves a degree of subjective judgment and discretion. In particular, these other relationships may create the appearance of incentives for the Administrative Agent to determine the Administrative Agent MSR Value of a particular piece of Collateral at a value lower or higher than might be the case in the absence of those other relationships. Assignee acknowledges these potential conflicts of interest which may exist with respect to the Administrative Agent, and agrees that their existence shall not alter the express rights and duties of the Administrative Agent as set forth in the Transaction Documents.
7.Upon such acceptance and recording by the Administrative Agent, from and after the Assignment Effective Date, the Administrative Agent shall, to the extent amounts in respect thereof are received by the Administrative Agent, make all payments in respect of the interest assigned hereby (including payments of interest, principal, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Assignment Effective Date with respect to the making of this assignment directly between themselves.
    Exhibit A
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8.THIS ASSIGNMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN).
9.This Assignment Agreement may be executed in one or more counterparts (which may be delivered electronically), each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Receipt by facsimile or other electronic means of any executed signature page to this Assignment Agreement shall constitute effective delivery of such signature page. This Assignment Agreement, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[Signature Page Follows]

    Exhibit A
752805876 23733713

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.
ASSIGNOR:
[___________________], as Assignor

By:
Name:
Title:

ASSIGNEE:
[___________________], as Assignee

By:
Name:
Title:

Consented to:
[_______________________],
as the Administrative Agent

By:
Name:
Title:

    Exhibit A
752805876 23733713

    Exhibit A
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Schedule to Assignment Agreement

Assignor:	[____________]
Assignee:	[____________]
Assignment Effective Date:	[____________]
The Credit Agreement dated as of December 15, 2023 (as amended, restated or otherwise modified from time to time, the “Agreement”) loanDepot FA Agency MSR, LLC, as the borrower (the “Borrower”), loanDepot.com, LLC, as the guarantor, the Lenders a party thereto from time to time and Goldman Sachs Bank USA, as the administrative agent (in such capacity, the “Administrative Agent”).
Interests Assigned:

	Commitment	Pro Rata Share
Assignor Total Amounts (pre-assignment)
Total Amounts Assigned
Assignor Amounts (post-assignment)

Assignee Information:

All notices of payments and written confirmations of such wire transfers:

PRIMARY CONTACT – All communications (including notices of payments):

Wire Instructions:

    A-1
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EXHIBIT B
FORM OF SUBSERICER INSTRUCTION LETTER
[See Attached]

    II-1
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Schedule I

[***]
    II-2
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Schedule 10.3
Notice Addresses
(a)    If to any Loan Party:
    loanDepot.com, LLC
6561 Irvine Center Drive
    Irvine, California 92618
[***]
With a copy to:

loanDepot.com, LLC
6561 Irvine Center Drive
Irvine, California 92618
[***]
With a copy to:

loanDepot.com, LLC
6561 Irvine Center Drive
    Irvine, California 92618
Attention: General Counsel
[***]
(b)    If to the Administrative Agent:
Goldman Sachs Bank USA
2001 Ross Ave, Suite 2800
Dallas, TX 75201
Attn: Warehouse Lending
[***]
and for calculations of interest, principal and delivery of Monthly Reports, with a copy to: [***]
    10.3-1
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